EXHIBIT 10.1

U.S. $3,000,000,000
FIVE-YEAR REVOLVING CREDIT AGREEMENT
Dated as of May 29, 2014
Among
KRAFT FOODS GROUP, INC.,
and
THE INITIAL LENDERS AND ISSUING BANKS NAMED HEREIN
and
JPMORGAN CHASE BANK, N.A. and BARCLAYS BANK PLC,
as Administrative Agents
and
JPMORGAN CHASE BANK, N.A.,
as Paying Agent
and
CITIBANK, N.A. and THE ROYAL BANK OF SCOTLAND plc,
as Syndication Agents
and
BANK OF AMERICA, N.A.
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
DEUTSCHE BANK SECURITIES INC.
GOLDMAN SACHS BANK USA
HSBC BANK USA, NATIONAL ASSOCIATION
MORGAN STANLEY BANK, N.A.
ROYAL BANK OF CANADA
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Documentation Agents
_________________________________
J.P. MORGAN SECURITIES LLC
BARCLAYS BANK PLC,
CITIGROUP GLOBAL MARKETS INC.,
and
RBS SECURITIES INC.,
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS
Page
ARTICLE I
Definitions and Accounting Terms

ARTICLE II
Amounts and Terms of the Advances and Letters of Credit

ARTICLE III
Conditions to Effectiveness and Lending

SECTION 3.01	Conditions Precedent to Effectiveness	45

Page

SECTION 3.02	Initial Advance to Each Designated Subsidiary	47
SECTION 3.03	Conditions Precedent to Each Pro Rata Borrowing and Letter of Credit Issuance or Extension	47
SECTION 3.04	Conditions Precedent to Each Competitive Bid Borrowing	48
ARTICLE IV
Representations and Warranties

SECTION 4.01	Representations and Warranties of Kraft Foods Group	49
ARTICLE V
Covenants

SECTION 5.01	Affirmative Covenants	50
SECTION 5.02	Negative Covenants	52
ARTICLE VI
Events of Default

SECTION 6.01	Events of Default	54
SECTION 6.02	Lenders’ Rights upon Event of Default	56
ARTICLE VII
The Administrative Agent
ARTICLE VIII
Guaranty

SECTION 8.01	Guaranty	60
SECTION 8.02	Guaranty Absolute	61

Page

SECTION 8.03	Waivers	61
SECTION 8.04	Continuing Guaranty	62
ARTICLE IX
Miscellaneous

SCHEDULES

Schedule I	—	List of Lenders and Commitments
Schedule II	—	List of Applicable Lending Offices
EXHIBITS

Exhibit A-1	—	Form of Pro Rata Note
Exhibit A-2	—	Form of Competitive Bid Note
Exhibit B-1	—	Form of Notice of Pro Rata Borrowing
Exhibit B-2	—	Form of Notice of Competitive Bid Borrowing
Exhibit C	—	Form of Assignment and Acceptance
Exhibit D	—	Form of Designation Agreement
Exhibit E-1	—	Form of Opinion of Special Counsel for Kraft Foods Group
Exhibit E-2	—	Form of Opinion of Special Local Counsel for Kraft Foods Group
Exhibit E-3	—	Form of Opinion of Internal Counsel for Kraft Foods Group
Exhibit F	—	Form of Opinion of Counsel for Designated Subsidiary

FIVE-YEAR REVOLVING CREDIT AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of May 29, 2014, among KRAFT FOODS GROUP, INC., a Virginia corporation (“Kraft Foods Group”), as a borrower and a guarantor; the banks, financial institutions and other institutional lenders listed on the signature pages hereof (the “Initial Lenders”); JPMORGAN CHASE BANK, N.A. and BARCLAYS BANK PLC, as administrative agents (each, in such capacity, an “Administrative Agent”); JPMORGAN CHASE BANK, N.A., as paying agent (in such capacity, the “Paying Agent”); CITIBANK, N.A. and THE ROYAL BANK OF SCOTLAND plc, as syndication agents (each, in such capacity, a “Syndication Agent”); and BANK OF AMERICA, N.A., CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, DEUTSCHE BANK SECURITIES INC., GOLDMAN SACHS BANK USA, HSBC BANK USA, NATIONAL ASSOCIATION, MORGAN STANLEY BANK, N.A., ROYAL BANK OF CANADA, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as documentation agents (each, in such capacity, a “Documentation Agent”) for the Lenders (as hereinafter defined).
The parties hereto agree as follows:
ARTICLE I
Definitions and Accounting Terms

SECTION 1.01    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Administrative Agent” means the Administrative Agent responsible for performing the functions of the Administrative Agent under this Agreement, which shall be the Paying Agent, and unless the context otherwise requires, all singular references to “the Administrative Agent” in this Agreement shall be deemed to refer to the Paying Agent.
“Administrative Agent Account” means (a) the account of the Administrative Agent, maintained by the Administrative Agent, at its office at JPMorgan Chase Bank, N.A., JPMorgan Loan Services, 500 Stanton Christiana Rd Ops 2 Floor 3, Newark, Delaware, 19713, Attention: Amanda Collins, Amanda.Collins@jpmorgan.com, 302-634-4712 (facsimile), or (b) such other account of the Administrative Agent as is designated in writing from time to time by the Administrative Agent to Kraft Foods Group and the Lenders for such purpose.
“Advance” means a Pro Rata Advance or a Competitive Bid Advance.
“Agents” means each Administrative Agent, the Paying Agent, each Syndication Agent, each Documentation Agent and each Joint Bookrunner.
“Alternative Currency” means any lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars, unless such currency is rejected by the applicable Issuing Bank in accordance with Section 2.21(b).
“Anti-Corruption Laws” means all laws, rules, and regulations of the United States from time to time concerning or relating to bribery or corruption and the U.K. Bribery Act 2010.
“Applicable Interest Rate Margin” means (i) as to any Base Rate Advance, the applicable rate per annum set forth below under the caption “Base Rate Spread” and (ii) as to any LIBO Rate Advance, the applicable rate per annum set forth below under the caption “LIBO Rate Spread”, determined by reference to the higher of (A) the rating of Kraft Foods Group’s long-term senior unsecured Debt from Standard & Poor’s (or, if there shall be no outstanding rated long-term senior unsecured Debt of Kraft Foods Group, the long-term company, issuer or similar rating established by Standard & Poor’s for Kraft Foods Group) and (B) the rating of Kraft Foods Group’s long-

term senior unsecured Debt from Moody’s (or, if there shall be no outstanding rated long-term senior unsecured Debt of Kraft Foods Group, the long-term company, issuer or similar rating established by Moody’s for Kraft Foods Group), in each case on such date:

Long-Term Senior Unsecured Debt Rating	Base Rate Spread	LIBO Rate Spread
A- or higher by Standard & Poor’s A3 or higher by Moody’s	0.000%	1.000%
BBB+ by Standard & Poor’s Baa1 by Moody’s	0.125%	1.125%
BBB by Standard & Poor’s Baa2 by Moody’s	0.250%	1.250%
BBB- by Standard & Poor’s Baa3 by Moody’s	0.500%	1.500%
Lower than BBB- by Standard & Poor’s Lower than Baa3 by Moody’s	0.750%	1.750%

provided that if on any date of determination pursuant to clause (a) or (b) above (x) a rating is available on such date from only one of Standard & Poor’s and Moody’s but not the other, the Applicable Interest Rate Margin for purposes of such clause shall be determined by reference to the then available rating; (y) no rating is available from either of Standard & Poor’s or Moody’s, the Applicable Interest Rate Margin shall be determined by reference to the rating of any other nationally recognized statistical rating organization designated by Kraft Foods Group and approved in writing by the Required Lenders; and (z) no rating is available from any of Standard & Poor’s, Moody’s or any other nationally recognized statistical rating organization designated by Kraft Foods Group and approved in writing by the Required Lenders, the Applicable Interest Rate Margin shall be 0.750% as to any Base Rate Advance and 1.750% as to any LIBO Rate Advance.
“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Pro Rata Advance and, in the case of a Competitive Bid Advance or a Letter of Credit, the office of such Lender notified by such Lender to the Administrative Agent as its Applicable Lending Office with respect to such Competitive Bid Advance or Letter of Credit.
“Applicable Unused Line Fee Rate” means a percentage per annum equal to the percentage set forth below determined by reference to the higher of (i) the rating of Kraft Foods Group’s long-term senior unsecured Debt from Standard & Poor’s (or, if there shall be no outstanding rated long-term senior unsecured Debt of Kraft Foods Group, the long-term company, issuer or similar rating established by Standard & Poor’s for Kraft Foods Group) and (ii) the rating of Kraft Foods Group’s long-term senior unsecured Debt from Moody’s (or, if there shall be no outstanding rated long-term senior unsecured Debt of Kraft Foods Group, the long-term company, issuer or similar rating established by Moody’s for Kraft Foods Group), in each case on such date:

Long-Term Senior Unsecured Debt Rating	Applicable Unused Line Fee Rate
A- or higher by Standard & Poor’s A3 or higher by Moody’s	0.085%
BBB+ by Standard & Poor’s Baa1 by Moody’s	0.100%
BBB by Standard & Poor’s Baa2 by Moody’s	0.125%
BBB- by Standard & Poor’s Baa3 by Moody’s	0.175%
Lower than BBB- by Standard & Poor’s Lower than Baa3 by Moody’s	0.225%

provided that if on any date of determination (x) a rating is available on such date from only one of Standard & Poor’s and Moody’s but not the other, the Applicable Unused Line Fees Rate shall be determined by reference to the then available rating; (y) no rating is available from either of Standard & Poor’s or Moody’s , the Applicable Unused Line Fees Rate shall be determined by reference to the rating of any other nationally recognized statistical rating organization designated by Kraft Foods Group and approved in writing by the Required Lenders; and (z) no rating is available from any of Standard & Poor’s, Moody’s or any other nationally recognized statistical rating organization designated by Kraft Foods Group and approved in writing by the Required Lenders, the Applicable Unused Line Fees Rate shall be 0.225%.
“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent in substantially the form of Exhibit C hereto.
“Augmenting Lender” has the meaning assigned to such term in Section 2.18(a).
“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:
(i)    the rate of interest announced publicly by the Administrative Agent in New York, New York, from time to time, as the Administrative Agent’s prime rate;
(ii)    1/2 of one percent per annum above the Federal Funds Effective Rate; and
(iii)    the LIBO Rate for Dollars for a one month Interest Period appearing on Reuters Screen LIBOR01 on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% per annum.
“Base Rate Advance” means a Pro Rata Advance that bears interest as provided in Section 2.04(a)(i).
“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrowers” means, collectively, Kraft Foods Group and each Designated Subsidiary that shall become a party to this Agreement pursuant to Section 9.08.
“Borrowing” means a Pro Rata Borrowing or a Competitive Bid Borrowing.
“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any LIBO Rate Advances or Floating Rate Bid Advances, on which dealings are carried on in the London interbank market and banks are open for business in London.

“Cash Collateralization Date” has the meaning assigned to such term in Section 2.21(h)(ii).
“Cash Collateralize” has the meaning specified in Section 2.21(h)(i).
“Commission” means the United States Securities and Exchange Commission.
“Commitment” means as to any Lender (i) the Dollar amount set forth opposite such Lender’s name on Schedule I hereto under the column “Commitment”, (ii) if such Lender has entered into an Assignment and Acceptance, the Dollar amount set forth for such Lender in the Register maintained by the Administrative Agent, pursuant to Section 9.07(d), or (iii) if such Lender becomes a Lender pursuant to a Commitment Increase Amendment, the Dollar amount set forth for such Lender in such Commitment Increase Amendment, in each case as such amount may be increased pursuant to Section 2.18 or reduced pursuant to Section 2.10.
“Commitment Increase” has the meaning assigned to such term in Section 2.18(a).
“Competitive Bid Advance” means an advance by a Lender to any Borrower as part of a Competitive Bid Borrowing resulting from the competitive bidding procedure described in Section 2.07 and refers to a Fixed Rate Bid Advance or a Floating Rate Bid Advance.
“Competitive Bid Borrowing” means a borrowing consisting of simultaneous Competitive Bid Advances from each of the Lenders whose offer to make one or more Competitive Bid Advances as part of such borrowing has been accepted under the competitive bidding procedure described in Section 2.07.
“Competitive Bid Note” means a promissory note of any Borrower payable to the order of any Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of such Borrower to such Lender resulting from a Competitive Bid Advance made by such Lender to such Borrower.
“Competitive Bid Reduction” has the meaning specified in Section 2.01.
“Consolidated Tangible Assets” means the total assets appearing on a consolidated balance sheet of Kraft Foods Group and its Subsidiaries, less goodwill and other intangible assets and the minority interests of other Persons in such Subsidiaries, all as determined in accordance with GAAP.
“Convert,” “Conversion” and “Converted” each refers to a conversion of Pro Rata Advances of one Type into Pro Rata Advances of the other Type pursuant to Section 2.06, 2.08 or 2.13.
“Debt” means (i) indebtedness for borrowed money or for the deferred purchase price of property or services, whether or not evidenced by bonds, debentures, notes or similar instruments, (ii) obligations as lessee under leases that, in accordance with accounting principles generally accepted in the United States, are recorded as capital leases, and (iii) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of any other Person of the kinds referred to in clause (i) or (ii) above.
“Default” means any event specified in Section 6.01 that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed, within two Business Days of the date required to be funded by it hereunder, to fund (i) any portion of its Advances or (ii) any portion of its participations in Letters of Credit, (b) notified any Borrower, the Administrative Agent, any Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) failed, within three Business Days after written request by the Administrative Agent or any Issuing Bank, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Advances and participations in outstanding Letters of Credit, (d) otherwise failed to pay over to the Administrative Agent or any other Lender or Issuing Bank any other amount required to be paid by it hereunder within three Business Days of the date when due, or (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, in the case of clauses (a) through (d) unless the subject of a good faith dispute and such Lender has notified the Administrative Agent in writing of such; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any ownership interest in such Lender or a parent company thereof or the exercise of control over a Lender or parent company thereof by a Governmental Authority or instrumentality thereof.
“Designated Subsidiary” means any wholly-owned Subsidiary of Kraft Foods Group designated for borrowing privileges under this Agreement pursuant to Section 9.08.
“Designated Subsidiary Obligations” has the meaning specified in Section 8.01.
“Designation Agreement” means, with respect to any Designated Subsidiary, an agreement in the form of Exhibit D hereto signed by such Designated Subsidiary and Kraft Foods Group.
“Documentation Agent” has the meaning specified in the preamble.
“Dollar Equivalent Amount” means, at any time, (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount denominated in an Alternative Currency, the equivalent amount thereof in Dollars as reasonably determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.
“Dollars” and the “$” sign each means lawful currency of the United States of America.
“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule II hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to Kraft Foods Group and the Administrative Agent.
“Effective Date” has the meaning specified in Section 3.01.
“Eligible Assignee” means (i) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $5,000,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (or any successor) (“OECD”), or a political subdivision of any such country, and having total assets in excess of $5,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD or the Cayman Islands; (iii) the central bank of any country which is a member of the OECD; (iv) a commercial finance company or finance Subsidiary of a corporation organized under the laws of the United States, or any State thereof, and having total assets in excess of $3,000,000,000; (v) an insurance company organized under the laws of the United States, or any State thereof, and having total assets in excess of $5,000,000,000; (vi) any Lender; (vii) an affiliate of any Lender; and (viii) any other bank, commercial finance company, insurance company or other Person approved in writing by Kraft Foods Group (such approval not to be unreasonably withheld, delayed or conditioned), which approval shall be notified to the Administrative Agent; provided, that no Defaulting Lender or natural person shall be permitted to be an Eligible Assignee.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of any Borrower’s controlled group, or under common control with any Borrower, within the meaning of Section 414 of the Internal Revenue Code.
“ERISA Event” means (a) (i) the occurrence with respect to a Plan of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the Pension Benefit Guaranty Corporation (or any successor) (“PBGC”), or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Borrower or any of their ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Borrower or any of their ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions set forth in Section 303(k)(1)(A) and (B) of ERISA to the creation of a lien upon property or rights to property of any Borrower or any of their ERISA Affiliates for failure to make a required payment to a Plan are satisfied; or (g) the termination of a Plan by the PBGC pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.
“Eurocurrency Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurocurrency Lending Office” opposite its name on Schedule II hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to Kraft Foods Group and the Administrative Agent.
“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board, as in effect from time to time.
“Eurocurrency Rate Reserve Percentage” for any Interest Period, for all LIBO Rate Advances or Floating Rate Bid Advances comprising part of the same Borrowing owing to a Lender which is a member of the Federal Reserve System, means the reserve percentage applicable for such Lender two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on LIBO Rate Advances or Floating Rate Bid Advances is determined) having a term equal to such Interest Period.
“Event of Default” has the meaning specified in Section 6.01.
“Existing Revolving Credit Agreement” means Kraft Foods Group’s US $3,000,000,000 5-Year Revolving Credit Agreement dated as of May 18, 2012, as amended, restated, supplemented or otherwise modified in accordance with its terms.
“Extending Lender” has the meaning specified in Section 2.10(b).
“Extension Date” has the meaning specified in Section 2.10(b).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as enacted as of the date hereof (without regard to the delayed effective date) or any amended or successor version that is substantively comparable and, in each case, regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code as of the date hereof (or any amended or successor version described above), and any intergovernmental agreement between the United States and another jurisdiction implementing the foregoing (or any law, regulation or other official administrative interpretation implementing such an intergovernmental agreement).
“FCPA” means the United States Foreign Corrupt Practices Act of 1977.
“Federal Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended from time to time.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Fee Letter” means the fee letter, dated as of May 5, 2014, among Kraft Foods Group, the Paying Agent and J. P. Morgan Securities LLC.
“Fixed Rate Bid Advance” means a Competitive Bid Advance bearing interest based on a fixed rate per annum as specified in the relevant Notice of Competitive Bid Borrowing.
“Floating Rate Bid Advance” means a Competitive Bid Advance bearing interest at a rate of interest quoted as a margin over the LIBO Rate as specified in the relevant Notice of Competitive Bid Borrowing.
“Foreign Subsidiary” means, with respect to any Person, each Subsidiary of such Person that is not organized under the laws of the United States of America or any political subdivision or any territory thereof.
“GAAP” has the meaning specified in Section 1.03.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guaranty” has the meaning specified in Section 8.01.
“Home Jurisdiction Non-U.S. Withholding Taxes” means in the case of a Designated Subsidiary that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, withholding taxes imposed by the jurisdiction under the laws of which such Designated Subsidiary is organized, resident or doing business or any political subdivision thereof.
“Home Jurisdiction U.S. Withholding Taxes” means, in the case of Kraft Foods Group and a Designated Subsidiary that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, withholding for United States federal income taxes and United States federal back-up withholding taxes.
“Increase” has the meaning assigned to such term in Section 2.18(a).
“Increase Amendment” has the meaning assigned to such term in Section 2.18(a).

“Incremental Term Loan” has the meaning assigned to such term in Section 2.18(a).
“Initial Issuing Banks” means the banks listed on the signature pages hereof as the initial Issuing Banks.
“Initial Lender” has the meaning specified in the preamble.
“Interest Period” means, for each LIBO Rate Advance comprising part of the same Pro Rata Borrowing and each Floating Rate Bid Advance comprising part of the same Competitive Bid Borrowing, the period commencing on the date of such LIBO Rate Advance or Floating Rate Bid Advance or the date of Conversion of any Base Rate Advance into such LIBO Rate Advance and ending on the last day of the period selected by the Borrower requesting such Borrowing pursuant to the provisions below. The duration of each such Interest Period shall be one (or less than one month if available to all Lenders), two, three or six months or, if available to all Lenders, twelve months, as such Borrower may select upon notice received by the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the first day of such Interest Period; provided, however, that:
(a)    such Borrower may not select any Interest Period that ends after the Termination Date;
(b)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day; and
(c)    whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.
“Issuing Bank LC Collateral Account” has the meaning assigned to such term in Section 2.21(h)(ii).
“Issuing Banks” means each Initial Issuing Bank and any other Lender approved as an Issuing Bank by the Administrative Agent and Kraft Foods Group so long as each such Lender expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its Applicable Lending Office and the amount of its Letter of Credit Commitment (which information shall be recorded by the Administrative Agent in the Register), for so long as such Initial Issuing Bank or Lender, as the case may be, shall have a Letter of Credit Commitment.
“Joint Bookrunners” means Barclays Bank PLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC and RBS Securities Inc.
“Joint Lead Arrangers” means Barclays Bank PLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC and RBS Securities Inc.
“Kraft Foods Group” has the meaning specified in the preamble.
“Lenders” means the Initial Lenders, any New Lender, any Augmenting Lender and their respective successors and permitted assignees.
“Letter of Credit” means a Letter of Credit issued or to be issued hereunder by any Issuing Bank.

“Letter of Credit Agreement” has the meaning specified in Section 2.21(b).
“Letter of Credit Commitment” means, with respect to any Issuing Bank at any time, the Dollar amount set forth opposite such Issuing Bank’s name on Schedule I hereto under the column “Letter of Credit Commitment” or, if such Issuing Bank has entered into any Assignment and Acceptance or otherwise modified its Letter of Credit Commitment in accordance with the definition of “Issuing Bank,” set forth for such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(d), as such amount may be reduced or increased at or prior to such time by written agreement among such Issuing Bank, the Administrative Agent and Kraft Foods Group.
“Letter of Credit Disbursement” means a payment or disbursement made by any Issuing Bank pursuant to a Letter of Credit.
“Letter of Credit Exposure” means, for any Lender at any time, its ratable share, based on its Commitment, of the sum of (a) the Dollar Equivalent Amount of all outstanding Letter of Credit Disbursements that have not been reimbursed by the applicable Borrower at such time and (b) the aggregate Dollar Equivalent Amount then available for drawing under all Letters of Credit. For purposes of computing the Dollar Equivalent Amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Sections 1.04 and 1.05.
“LIBO Rate” means, with respect to any LIBO Rate Advance or Floating Rate Bid Advance for any Interest Period, an interest rate per annum equal to either:
(a)    the offered rate per annum at which deposits in Dollars appear on Reuters Screen LIBOR01 (or any successor page) as of 11:00 a.m. (London time) two Business Days before the first day of such Interest Period, or
(b)    if the LIBO Rate does not appear on Reuters Screen LIBOR01 (or any successor page), then the LIBO Rate will be determined by taking the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rates per annum at which deposits in Dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 a.m. (London time) two Business Days before the first day of such Interest Period for an amount substantially equal to the amount that would be the Reference Banks’ respective ratable shares of such Borrowing outstanding during such Interest Period and for a period equal to such Interest Period, as determined by the Administrative Agent, subject, however, to the provisions of Section 2.08; provided that only the average of such rates shall be provided by the Administrative Agent to the Borrower.
“LIBO Rate Advance” means a Pro Rata Advance that bears interest as provided in Section 2.04(a)(ii).
“Lien” has the meaning specified in Section 5.02(a).
“Major Subsidiary” means any Subsidiary of Kraft Foods Group (a) more than 50% of the voting securities of which is owned directly or indirectly by Kraft Foods Group, (b) which is organized and existing under, or has its principal place of business in, the United States or any political subdivision thereof, Canada or any political subdivision thereof, any country which is a member of the European Union on the date hereof or any political subdivision thereof, or Switzerland, Norway or Australia or any of their respective political subdivisions, and (c) which has at any time total assets (after intercompany eliminations) exceeding $1,000,000,000.
“Margin Stock” means margin stock, as defined in Regulation U.
“Minimum Shareholders’ Equity” means Total Shareholders’ Equity of not less than $2,400,000,000.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions, such plan being maintained pursuant to one or more collective bargaining agreements.
“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Borrower or any ERISA Affiliate and at least one Person other than such Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which such Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
“New Lender” has the meaning specified in Section 2.10(b).
“Non-Extending Lender” has the meaning specified in Section 2.10(b).
“Non-U.S. Lender” means, with respect to a Borrower that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.
“Note” means a Pro Rata Note or a Competitive Bid Note.
“Notice of Competitive Bid Borrowing” has the meaning specified in Section 2.07(b).
“Notice of Issuance” has the meaning specified in Section 2.21(b).
“Notice of Pro Rata Borrowing” has the meaning specified in Section 2.02(a).
“Obligations” means all obligations of Kraft Foods Group and each other Borrower now or hereafter existing under this Agreement.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Other Taxes” has the meaning specified in Section 2.15(b).
“Participant Register” has the meaning specified in Section 9.07(e).
“Patriot Act” has the meaning specified in Section 9.14.
“Paying Agent” has the meaning specified in the preamble.
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
“Plan” means a Single Employer Plan or a Multiple Employer Plan.
“Post-Maturity Cash Collateralize” has the meaning specified in Section 2.21(h)(ii).
“Post-Maturity Letter of Credit” has the meaning specified in Section 2.21(b).
“Process Agent” has the meaning specified in Section 9.11(a).

“Pro Rata Advance” means an advance by a Lender to any Borrower as part of a Pro Rata Borrowing and refers to a Base Rate Advance or a LIBO Rate Advance (each of which shall be a “Type” of Pro Rata Advance).
“Pro Rata Borrowing” means a borrowing consisting of simultaneous Pro Rata Advances of the same Type made by each of the Lenders pursuant to Section 2.01.
“Pro Rata Note” means a promissory note of any Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.17 in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Pro Rata Advances made by such Lender to such Borrower.
“Reference Banks” means JPMorgan Chase Bank, N.A. and Citibank, N.A.
“Register” has the meaning specified in Section 9.07(d).
“Regulation U” means Regulation U of the Board, as in effect from time to time.
“Required Lenders” means at any time Lenders having Commitments representing more than 50% of the aggregate Commitments of all Lenders; provided that if the Commitments have terminated or expired, the Required Lenders shall be determined based upon the Commitments most recently in effect, giving effect to assignments at the time of determination; and provided, further that the Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Revaluation Date” means with respect to any Letter of Credit, each of the following: (a) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (b) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (c) each date of any payment by the applicable Issuing Bank of any Letter of Credit denominated in an Alternative Currency and (d) such additional dates as the Administrative Agent, Kraft Foods Group or the applicable Issuing Bank shall reasonably determine or the Required Lenders shall require.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Person” means any Person listed in any Sanctions related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or any Person controlled by any such Person.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Borrower or any ERISA Affiliate and no Person other than such Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which such Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
“Spot Rate” for a currency means, on any day, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 A.M. (London time), on such date on the Reuters World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Spot Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent or the applicable Issuing Bank, as the case may be, and Kraft Foods Group, or, in the absence of such an agreement, such Spot Rate shall instead be the arithmetic average of the buy and sell spot rates of exchange of the Administrative Agent or the applicable Issuing Bank, as the case may be, in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at approximately 11:00 A.M. (London time), on such date for the purchase of Dollars for delivery two (2) Business

Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent or the applicable Issuing Bank may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
“Standard & Poor’s” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.
“Subsidiary” of any Person means any Person of which (or in which) more than 50% of the outstanding capital stock having voting power to elect a majority of the Board of Directors of such Person (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
“Syndication Agent” has the meaning specified in the preamble.
“Taxes” has the meaning specified in Section 2.15(a).
“Termination Date” means the earlier of (a) May 29, 2019, subject to the extension thereof pursuant to Section 2.10(b), and (b) the date of termination in whole of the Commitments pursuant to Section 2.10(a) or 6.02.
“Total Shareholders’ Equity” means total shareholders’ equity, as reflected on the consolidated balance sheet of Kraft Foods Group and its Subsidiaries (excluding (a) accumulated other comprehensive income or losses, (b) the cumulative effects of any changes in accounting principles, including the adoption of “mark-to-market” accounting in respect of pension and other retirement plans of Kraft Foods Group and its Subsidiaries and (c) any income or losses recognized in connection with the ongoing application of “mark-to-market” accounting in respect of such pension and other retirement plans).
“Unreimbursed Amount” has the meaning specified in Section 2.21(e).
“Unused Line Fee” has the meaning specified in Section 2.09(a).
SECTION 1.02    Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”
SECTION 1.03    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with accounting principles generally accepted in the United States of America (subject to the exceptions set forth in this Section 1.03, “GAAP”), except that if there has been a material change in an accounting principle affecting the definition of an accounting term as compared to that applied in the preparation of the most recent financial statements of Kraft Foods Group as of and for the year ended December 28, 2013, then such new accounting principle shall not be used in the determination of the amount associated with that accounting term. A material change in an accounting principle is one that, in the year of its adoption, changes the amount associated with the relevant accounting term for any quarter in such year by more than 10%.
SECTION 1.04    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Agreement related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
SECTION 1.05    Exchange Rates; Currency Equivalents. The Administrative Agent or the applicable Issuing Bank, as applicable, shall determine the Spot Rate as of each Revaluation Date to be used for calculating Dollar Equivalent Amounts for any Letter of Credit denominated in an Alternative Currency or the Letter of Credit Exposure. Such Spot Rates shall become effective as of the Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. The applicable amount of any currency (other than Dollars) for purposes of this Agreement and any other agreements, documents or instruments related hereto shall be the Dollar Equivalent Amount as so determined by the Administrative Agent or the applicable Issuing Bank, as applicable.

ARTICLE II

Amounts and Terms of the Advances and Letters of Credit

SECTION 2.01    The Pro Rata Advances.
(a)Obligation To Make Pro Rata Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Pro Rata Advances to any Borrower in Dollars from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount not to exceed at any time outstanding such Lender’s Commitment minus such Lender’s Letter of Credit Exposure; provided, however, that the aggregate amount of the Commitments of the Lenders shall be deemed used from time to time to the extent of the aggregate amount of the Competitive Bid Advances then outstanding and such deemed use of the aggregate amount of the Commitments shall be allocated among the Lenders ratably according to their respective Commitments (such deemed use of the aggregate amount of the Commitments being a “Competitive Bid Reduction”).
(b)Amount of Pro Rata Borrowings. Each Pro Rata Borrowing shall be in an aggregate amount of no less than $25,000,000 or an integral multiple of $1,000,000 in excess thereof.
(c)Type of Pro Rata Advances. Each Pro Rata Borrowing shall consist of Pro Rata Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment and subject to this Section 2.01, any Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.11 or repay pursuant to Section 2.03 and reborrow under this Section 2.01.
SECTION 2.02    Making the Pro Rata Advances.
(a)Notice of Pro Rata Borrowing. Each Pro Rata Borrowing shall be made on notice, given not later than (x) 11:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed Pro Rata Borrowing in the case of a Pro Rata Borrowing consisting of LIBO Rate Advances, or (y) 9:00 a.m. (New York City time) on the Business Day of the proposed Pro Rata Borrowing in the case of a Pro Rata Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Pro Rata Borrowing (a “Notice of Pro Rata Borrowing”) shall be by telephone, confirmed immediately in writing, by registered mail, email or telecopier in substantially the form of Exhibit B-1 hereto, specifying therein the requested:
(i)date of such Pro Rata Borrowing,
(ii)Type of Advances comprising such Pro Rata Borrowing,
(iii)aggregate amount of such Pro Rata Borrowing, and
(iv)in the case of a Pro Rata Borrowing consisting of LIBO Rate Advances, the initial Interest Period for each such Pro Rata Advance. Notwithstanding anything herein to the contrary, no Borrower may select LIBO Rate Advances for any Pro Rata Borrowing if the obligation of the Lenders to make LIBO Rate Advances shall then be suspended pursuant to Section 2.06(b), 2.08(c) or 2.13.

(b)Funding Pro Rata Advances. Each Lender shall, before 11:00 a.m. (New York City time) on the date of such Pro Rata Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent Account, in same day funds, such Lender’s ratable portion of such Pro Rata Borrowing. Promptly after receipt of such funds by the Administrative Agent, and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the relevant Borrower at the address of the Administrative Agent referred to in Section 9.02.
(c)Irrevocable Notice. Each Notice of Pro Rata Borrowing of any Borrower shall be irrevocable and binding on such Borrower. In the case of any Pro Rata Borrowing that the related Notice of Pro Rata Borrowing specifies is to be comprised of LIBO Rate Advances, the Borrower requesting such Pro Rata Borrowing shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Pro Rata Borrowing for such Pro Rata Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Pro Rata Advance to be made by such Lender as part of such Pro Rata Borrowing when such Pro Rata Advance, as a result of such failure, is not made on such date.
(d)Lender’s Ratable Portion. Unless the Administrative Agent shall have received notice from a Lender prior to 11:00 a.m. (New York City time) on the day of any Pro Rata Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Pro Rata Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Pro Rata Borrowing in accordance with Section 2.02(b) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower proposing such Pro Rata Borrowing on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and such Borrower severally agree to repay to the Administrative Agent, forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at:
(i)in the case of such Borrower, the interest rate applicable at the time to Pro Rata Advances comprising such Pro Rata Borrowing in respect of such amount, and
(ii)in the case of such Lender, the Federal Funds Effective Rate.
If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Pro Rata Advance as part of such Pro Rata Borrowing for purposes of this Agreement.
(e)Independent Lender Obligations. The failure of any Lender to make the Pro Rata Advance to be made by it as part of any Pro Rata Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Pro Rata Advance on the date of such Pro Rata Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Pro Rata Advance to be made by such other Lender on the date of any Pro Rata Borrowing.
SECTION 2.03    Repayment of Pro Rata Advances. Each Borrower shall repay to the Administrative Agent for the ratable account of each Lender on the Termination Date applicable to such Lender the unpaid principal amount of the Pro Rata Advances of such Lender then outstanding.
SECTION 2.04    Interest on Pro Rata Advances.
(a)Scheduled Interest. Each Borrower shall pay interest on the unpaid principal amount of each Pro Rata Advance owing by such Borrower to each Lender from the date of such Pro Rata Advance until such principal amount shall be paid in full, at the following rates per annum:
(i)Base Rate Advances. During such periods as such Pro Rata Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (1) the Base Rate in effect from time to time plus

(2) the Applicable Interest Rate Margin in effect from time to time, payable in arrears quarterly on the last Business Day of each March, June, September and December, and on the date such Base Rate Advance shall be Converted or paid in full either prior to or on the Termination Date.
(ii)LIBO Rate Advances. During such periods as such Pro Rata Advance is a LIBO Rate Advance, a rate per annum equal at all times during each Interest Period for such Pro Rata Advance to the sum of (x) the LIBO Rate for such Interest Period for such Pro Rata Advance plus (y) the Applicable Interest Rate Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period, and on the date such LIBO Rate Advance shall be Converted or paid in full either prior to or on the Termination Date.
(b)Default Interest. If any principal of or interest on any Pro Rata Advance or any fee or other amount payable by a Borrower hereunder (other than principal of or interest on any Competitive Bid Advance) is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, payable in arrears on the dates referred to in Section 2.04(a)(i) or Section 2.04(a)(ii), as applicable, at a rate per annum equal at all times to (i) in the case of overdue principal of any Pro Rata Advance, 1% per annum above the rate per annum otherwise required to be paid on such Pro Rata Advance as provided in Section 2.04(a) or (ii) in the case of any other amount, 1% per annum plus the rate applicable to Base Rate Advances as provided in Section 2.04(a)(i).
SECTION 2. 05    Additional Interest on LIBO Rate Advances. Each Borrower shall pay to each Lender, so long as such Lender shall be required under regulations of the Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each LIBO Rate Advance of such Lender to such Borrower, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the LIBO Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such LIBO Rate by a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest shall be determined by such Lender and notified to Kraft Foods Group through the Administrative Agent.
SECTION 2.06    Conversion of Pro Rata Advances.
(d)Conversion upon Absence of Interest Period. If any Borrower (or Kraft Foods Group on behalf of any other Borrower) shall fail to select the duration of any Interest Period for any LIBO Rate Advances in accordance with the provisions contained in the definition of the term “Interest Period,” the Administrative Agent will forthwith so notify such Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into LIBO Rate Advances with a one month Interest Period.
(e)Conversion upon Event of Default. Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), the Administrative Agent or the Required Lenders may elect that (i) each LIBO Rate Advance be, on the last day of the then existing Interest Period therefor, Converted into Base Rate Advances and (ii) the obligation of the Lenders to make, or to Convert Advances into LIBO Rate Advances be suspended.
(f)Voluntary Conversion. Subject to the provisions of Sections 2.06(b), 2.08(c) and 2.13, any Borrower may Convert all of its Pro Rata Advances of one Type constituting the same Pro Rata Borrowing into Advances of the other Type on any Business Day, upon notice given to the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed Conversion; provided, however, that the Conversion of a LIBO Rate Advance into a Base Rate Advance may be made on, and only on, the last day of an Interest Period for such LIBO Rate Advance. Each such notice of a Conversion shall, within the restrictions specified above, specify
(i)the date of such Conversion;

(ii)the Pro Rata Advances to be Converted; and
(iii)if such Conversion is into LIBO Rate Advances, the duration of the Interest Period for each such Pro Rata Advance.
SECTION 2.07    The Competitive Bid Advances.
(a)Competitive Bid Advances’ Impact on Commitments. Each Lender severally agrees that any Borrower may make Competitive Bid Borrowings under this Section 2.07 from time to time on any Business Day during the period from the Effective Date until the Termination Date in the manner set forth below; provided that, following the making of each Competitive Bid Borrowing, the aggregate amount of the Advances and Letter of Credit Exposure then outstanding shall not exceed the aggregate amount of the Commitments of the Lenders. As provided in Section 2.01, the aggregate amount of the Commitments of the Lenders shall be deemed used from time to time to the extent of the aggregate amount of the Competitive Bid Advances then outstanding, and such deemed use of the aggregate amount of the Commitments shall be applied to the Lenders ratably according to their respective Commitments; provided, however, that any Lender’s Competitive Bid Advances shall not otherwise reduce that Lender’s obligation to lend its pro rata share of the remaining available Commitments.
(b)Notice of Competitive Bid Borrowing. Any Borrower may request a Competitive Bid Borrowing under this Section 2.07 by delivering to the Administrative Agent, by email or telecopier, a notice of a Competitive Bid Borrowing (a “Notice of Competitive Bid Borrowing”), in substantially the form of Exhibit B-2 hereto, specifying therein the following:
(i)date of such proposed Competitive Bid Borrowing;
(ii)aggregate amount of such proposed Competitive Bid Borrowing;
(iii)interest rate basis and day count convention to be offered by the Lenders;
(iv)in the case of a Competitive Bid Borrowing consisting of Floating Rate Bid Advances, Interest Period, or in the case of a Competitive Bid Borrowing consisting of Fixed Rate Bid Advances, maturity date for repayment of each Fixed Rate Bid Advance to be made as part of such Competitive Bid Borrowing (which maturity date may not be earlier than the date occurring seven days after the date of such Competitive Bid Borrowing or later than the earlier of (A) 360 days after the date of such Competitive Bid Borrowing and (B) the Termination Date);
(v)interest payment date or dates relating thereto; location of such Borrower’s account to which funds are to be advanced; and
(vi)other terms (if any) to be applicable to such Competitive Bid Borrowing.
A Borrower requesting a Competitive Bid Borrowing shall deliver a Notice of Competitive Bid Borrowing to the Administrative Agent not later than 10:00 a.m. (New York City time) (x) at least two Business Days prior to the date of the proposed Competitive Bid Borrowing, if such Borrower shall specify in the Notice of Competitive Bid Borrowing that the Competitive Bid Borrowing shall be Fixed Rate Bid Advances, or (y) at least four Business Days prior to the date of the proposed Competitive Bid Borrowing, if such Borrower shall specify in the Notice of Competitive Bid Borrowing that the Competitive Bid Borrowing shall be Floating Rate Bid Advances. Each Notice of Competitive Bid Borrowing shall be irrevocable and binding on such Borrower. The Administrative Agent shall in turn promptly notify each Lender of each request for a Competitive Bid Borrowing received by it from such Borrower by sending such Lender a copy of the related Notice of Competitive Bid Borrowing.
(c)Discretion as to Competitive Bid Advances. Each Lender may, in its sole discretion, elect to irrevocably offer to make one or more Competitive Bid Advances to the applicable Borrower as part of such proposed Competitive Bid Borrowing at a rate or rates of interest specified by such Lender in its sole discretion, by notifying the Administrative Agent (which shall give prompt notice thereof to such Borrower), before 9:30 a.m. (New York City time) (A) on the Business Day prior to the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Bid Advances, and (B) on the third Business Day prior to the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Floating Rate Bid Advances; provided that, if the Administrative Agent in its capacity as a Lender shall, in its sole discretion, elect to make any such offer, it shall notify such Borrower of such offer at least 30 minutes before the time and on the date on which notice of such election is to be given by any other Lender to the Administrative Agent. In such notice, the Lender shall specify the following:
(i)the minimum amount and maximum amount of each Competitive Bid Advance which such Lender would be willing to make as part of such proposed Competitive Bid Borrowing (which amounts may, subject to the proviso to the first sentence of Section 2.07(a), exceed such Lender’s Commitment);
(ii)the rate or rates of interest therefor; and
(iii)such Lender’s Applicable Lending Office with respect to such Competitive Bid Advance.
If any Lender shall elect not to make such an offer, such Lender shall so notify the Administrative Agent before 9:30 a.m. (New York City time) on the date on which notice of such election is to be given to the Administrative Agent by the other Lenders, and such Lender shall not be obligated to, and shall not, make any Competitive Bid Advance as part of such Competitive Bid Borrowing; provided further that the failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Bid Advance as part of such proposed Competitive Bid Borrowing.
(d)Selection of Lender Bids. The Borrower proposing the Competitive Bid Borrowing shall, in turn, (A) before 12:00 noon (New York City time) on the Business Day prior to the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Bid Advances and (B) before 12:00 noon (New York City time) on the third Business Day prior to the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Floating Rate Bid Advances, either:
(i)cancel such Competitive Bid Borrowing by giving the Administrative Agent notice to that effect, or
(ii)accept, in its sole discretion, one or more of the offers made by any Lender or Lenders pursuant to Section 2.07(c), by giving notice to the Administrative Agent of the amount of each Competitive Bid Advance (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to such Borrower by the Administrative Agent on behalf of such Lender, for such Competitive Bid Advance pursuant to Section 2.07(c) to be made by each Lender as part of such Competitive Bid Borrowing) and reject any remaining offers made by Lenders pursuant to Section 2.07(c) by giving the Administrative Agent notice to that effect. Such Borrower shall accept the offers made by any Lender or Lenders to make Competitive Bid Advances in order of the lowest to the highest rates of interest offered by such Lenders. If two or more Lenders have offered the same interest rate, the amount to be borrowed at such interest rate will be allocated among such Lenders in proportion to the maximum amount that each such Lender offered at such interest rate.
If the Borrower proposing such Competitive Bid Borrowing notifies the Administrative Agent that such Competitive Bid Borrowing is canceled pursuant to Section 2.07(d)(i), or if such Borrower fails to give timely notice in accordance with this Section 2.07(d), the Administrative Agent shall give prompt notice thereof to the Lenders and such Competitive Bid Borrowing shall not be made.
(e)Competitive Bid Borrowing. If the Borrower proposing such Competitive Bid Borrowing accepts one or more of the offers made by any Lender or Lenders pursuant to Section 2.07(d)(ii), the Administrative Agent shall in turn promptly notify:

(i)each Lender that has made an offer as described in Section 2.07(c), whether or not any offer or offers made by such Lender pursuant to Section 2.07(c) have been accepted by such Borrower;
(ii)each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, of the date and amount of each Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing; and
(iii)each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, upon receipt, that the Administrative Agent has received forms of documents appearing to fulfill the applicable conditions set forth in Article III.
When each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing has received notice pursuant to Section 2.07(e)(iii), such Lender shall, before 11:00 a.m. (New York City time), on the date of such Competitive Bid Borrowing specified in the notice received from the Administrative Agent pursuant to Section 2.07(e)(i), make available for the account of its Applicable Lending Office to the Administrative Agent, at its address referred to in Section 9.02, in same day funds, such Lender’s portion of such Competitive Bid Borrowing. Upon fulfillment of the applicable conditions set forth in Article III and after receipt by the Administrative Agent of such funds, the Administrative Agent will make such funds available to such Borrower at the location specified by such Borrower in its Notice of Competitive Bid Borrowing. Promptly after each Competitive Bid Borrowing, the Administrative Agent will notify each Lender of the amount of the Competitive Bid Borrowing, the consequent Competitive Bid Reduction and the dates upon which such Competitive Bid Reduction commenced and will terminate.
(f)Irrevocable Notice. If the Borrower proposing such Competitive Bid Borrowing notifies the Administrative Agent that it accepts one or more of the offers made by any Lender or Lenders pursuant to Section 2.07(c), such notice of acceptance shall be irrevocable and binding on such Borrower. Such Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in the related Notice of Competitive Bid Borrowing for such Competitive Bid Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing when such Competitive Bid Advance, as a result of such failure, is not made on such date.
(g)Amount of Competitive Bid Borrowings; Competitive Bid Notes. Each Competitive Bid Borrowing shall be in an aggregate amount of $25,000,000 or an integral multiple of $1,000,000 in excess thereof and, following the making of each Competitive Bid Borrowing, the aggregate amount of Advances and Letter of Credit Exposure then outstanding shall not exceed the aggregate amount of the Commitments of the Lenders. Within the limits and on the conditions set forth in this Section 2.07, any Borrower may from time to time borrow under this Section 2.07, prepay pursuant to Section 2.11 or repay pursuant to Section 2.07(h), and reborrow under this Section 2.07; provided that a Competitive Bid Borrowing shall not be made within two Business Days of the date of any other Competitive Bid Borrowing. The indebtedness of any Borrower resulting from each Competitive Bid Advance made to such Borrower as part of a Competitive Bid Borrowing shall be evidenced by a separate Competitive Bid Note of such Borrower payable to the order of the Lender making such Competitive Bid Advance.
(h)Repayment of Competitive Bid Advances. On the maturity date of each Competitive Bid Advance provided in the Competitive Bid Note evidencing such Competitive Bid Advance, the Borrower shall repay to the Administrative Agent for the account of each Lender that has made a Competitive Bid Advance the then unpaid principal amount of such Competitive Bid Advance. No Borrower shall have any right to prepay any principal amount of any Competitive Bid Advance except on the terms set forth in the Competitive Bid Note evidencing such Competitive Bid Advance.
(i)Interest on Competitive Bid Advances. Each Borrower that has borrowed through a Competitive Bid Borrowing shall pay interest on the unpaid principal amount of each Competitive Bid Advance from the date of such Competitive Bid Advance to the date the principal amount of such Competitive Bid Advance is repaid in full, at the rate of interest for such Competitive Bid Advance and on the interest payment date or dates set forth in the Competitive Bid Note evidencing such Competitive Bid Advance. If any principal of or interest on any Competitive Bid Advance payable by a Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, payable in arrears on the date or dates interest is payable on such Competitive Bid Advance, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on such Competitive Bid Advance under the terms of the Competitive Bid Note evidencing such Competitive Bid Advance unless otherwise agreed in such Competitive Bid Note.
SECTION 2.08    LIBO Rate Determination.
(a)Methods to Determine LIBO Rate. The Administrative Agent shall determine the LIBO Rate by using the methods described in the definition of the term “LIBO Rate,” and shall give prompt notice to Kraft Foods Group and the applicable Borrowers and Lenders of each such LIBO Rate.
(b)Role of Reference Banks. In the event that the LIBO Rate cannot be determined by the method described in clause (a) of the definition of “LIBO Rate,” each Reference Bank agrees to furnish to the Administrative Agent timely information for the purpose of determining the LIBO Rate in accordance with the method described in clause (b) of the definition thereof. If any one or more of the Reference Banks shall not furnish such timely information to the Administrative Agent for the purpose of determining a LIBO Rate, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. If fewer than two Reference Banks furnish timely information to the Administrative Agent for determining the LIBO Rate for any LIBO Rate Advances or Floating Rate Bid Advances, as the case may be, then:
(i)the Administrative Agent shall forthwith notify Kraft Foods Group and the Lenders that the interest rate cannot be determined for such LIBO Rate Advance or Floating Rate Bid Advances, as the case may be;
(ii)with respect to each LIBO Rate Advance, such Advance will, on the last day of the then existing Interest Period therefor, be prepaid by the Borrower or be automatically Converted into a Base Rate Advance; and
(iii)the obligation of the Lenders to make LIBO Rate Advances or Floating Rate Bid Advances or to Convert Base Rate Advances into LIBO Rate Advances shall be suspended until the Administrative Agent shall notify Kraft Foods Group and the Lenders that the circumstances causing such suspension no longer exist.
The Administrative Agent shall give prompt notice to Kraft Foods Group and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.04(a)(i) or (ii) and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.04(a)(ii) or the applicable LIBO Rate.
(c)Inadequate LIBO Rate. If, with respect to any LIBO Rate Advances, the Required Lenders notify the Administrative Agent that (i) they are unable to obtain matching deposits in the London interbank market at or about 11:00 a.m. (London time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective LIBO Rate Advances as a part of such Borrowing during the Interest Period therefor or (ii) the LIBO Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective LIBO Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify Kraft Foods Group and the Lenders, whereupon (A) the Borrower of such LIBO Rate Advances will, on the last day of the then existing Interest Period therefor, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (B) the obligation of the Lenders to make, or to Convert Base Rate Advances into, LIBO Rate Advances shall be suspended until the Administrative Agent shall notify Kraft Foods Group and the Lenders that the circumstances causing such suspension no longer exist. In the case of clause (ii) above, each such Lender shall certify its cost of funds for each Interest Period to the Administrative Agent and Kraft Foods Group as soon as practicable but in any event not later than 10 Business Days after the last day of such Interest Period.
SECTION 2. 09 Fees.
(a)Unused Line Fee. Kraft Foods Group agrees to pay to the Administrative Agent for the account of each Lender an unused line fee (the “Unused Line Fee”) on the aggregate amount of such Lender’s undrawn Commitment (without giving effect to any Competitive Bid Reduction) from the date hereof in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date at the Applicable Unused Line Fee Rate, in each case payable on the last Business Day of each March, June, September and December until the Termination Date and on the Termination Date.
(b)Other Fees. Kraft Foods Group shall pay to the Administrative Agent for its own account or for the accounts of the Joint Lead Arrangers or Lenders, as applicable, such fees, and at such times, as shall have been separately agreed between Kraft Foods Group and the Administrative Agent or the Joint Lead Arrangers.
(c)Letter of Credit Fees, Etc.
(i) Kraft Foods Group shall pay to the Administrative Agent for the account of each Lender (including each Issuing Bank) a fee, payable in arrears quarterly on the last Business Day of each March, June, September and December, commencing June 30, 2014, and on the Termination Date, on such Lender’s ratable share (based on its Commitment) of the average daily amount of the aggregate Letter of Credit Exposures during such quarter at a rate per annum equal to the Applicable Interest Rate Margin for LIBO Rate Advances. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.04.
(ii) Kraft Foods Group shall pay to each Issuing Bank, for its own account a fronting fee, payable in arrears quarterly on the last Business Day of each March, June, September and December, commencing June 30, 2014, and on the Termination Date, on the Dollar Equivalent Amount of the average daily amount of Letters of Credit issued by such Issuing Bank at the rate of 0.125 % per annum or such other rate as may be agreed by Kraft Foods Group and such Issuing Bank.
(iii) Kraft Foods Group shall pay to each Issuing Bank, for its own account a Letter of Credit fee with respect to each Post-Maturity Letter of Credit during the period from the Termination Date to but excluding the date on which such Post-Maturity Letter of Credit expires, at a rate and payable on such dates during such period as the applicable Issuing Bank and Kraft Foods Group shall reasonably agree upon at the time of issuance of such Post-Maturity Letter of Credit. This Section 2.09(c)(iii) shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
SECTION 2. 10     Optional Termination or Reduction of Commitments and Extension of Termination Date. (a) Optional Termination or Reduction of Commitments. Kraft Foods Group shall have the right, upon at least three Business Days’ notice to the Paying Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders; provided that each partial reduction shall be in the aggregate amount of no less than $25,000,000 or the remaining balance if less than $25,000,000; and provided further that the aggregate amount of the Commitments of the Lenders shall not be reduced to an amount that is less than the aggregate principal amount of the Competitive Bid Advances and Letter of Credit Exposures then outstanding.
(b)Extension of Termination Date. (i) At least 30 days but not more than 45 days prior to each anniversary of the Effective Date (any such applicable anniversary of the Effective Date, the “Extension Date”), Kraft Foods Group, by written notice to the Paying Agent, may request that each Lender extend the Termination

Date for such Lender’s Commitment for an additional one or two year period as set forth in such notice from the Borrower.
(ii)The Paying Agent shall promptly notify each Lender of such request and each Lender shall then, in its sole discretion, notify Kraft Foods Group and the Paying Agent in writing no later than 20 days prior to the Extension Date whether such Lender will consent to the extension (each such Lender consenting to the extension, an “Extending Lender”). The failure of any Lender to notify the Paying Agent of its intent to consent to any extension shall be deemed a rejection by such Lender.
(iii)Subject to satisfaction of the conditions in Section 3.03(a) and (b) as of the Extension Date, the Termination Date in effect at such time shall be extended for an additional one or two year period as requested; provided, however, that (A) no such extension shall be effective (1) unless the Required Lenders agree thereto and (2) as to any Lender that does not agree to such extension (any such Lender, a “Non-Extending Lender”), and (B) the Termination Date following any such extension shall not be a date that is more than five (5) years after the applicable Extension Date.
(iv)To the extent that there are Non-Extending Lenders, the Paying Agent shall promptly so notify the Extending Lenders, and each Extending Lender may, in its sole discretion, give written notice to Kraft Foods Group and the Paying Agent no later than 15 days prior to the Extension Date of the amount of the Commitments of the Non-Extending Lenders that it is willing to assume.
(v)Kraft Foods Group shall be permitted to require that any Non-Extending Lender assign its Commitments to an Extending Lender or to replace any Lender that is a Non-Extending Lender with a replacement financial institution or other entity (each, a “New Lender”); provided that (A) the New Lender shall purchase, at par, all Advances and other amounts owing to such replaced Lender on or prior to the date of replacement, (B) the Borrower shall be liable to such replaced Lender under Section 9.04(b) if any LIBO Rate Advance or Floating Rate Bid Advance owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (C) the replaced Lender shall be obligated to assign its Commitment, Advances and Letter of Credit Exposure to the applicable replacement Lender or Lenders in accordance with the provisions of Section 9.07 (provided that Kraft Foods Group shall be obligated to pay the processing and recordation fee referred to therein), (D) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.12 or 2.15(a), as the case may be and (E) any such replacement shall not be deemed to be a waiver of any rights that Kraft Foods Group, the Borrower, the Paying Agent or any other Lender shall have against the replaced Lender.
(vi)If the Extending Lenders and the New Lenders are willing to commit amounts that, in an aggregate, exceed the amount of the Commitments of the Non-Extending Lenders, Kraft Foods Group and the Paying Agent shall allocate the Commitments of the Non-Extending Lenders among them.
(vii)If any financial institution or other entity becomes a New Lender or any Extending Lender’s Commitment is increased pursuant to this Section 2.10(b), (x) Pro Rata Advances made on or after the applicable Extension Date shall be made in accordance with the pro rata provisions of Section 2.01 based on the respective Commitments in effect on and after the applicable Extension Date and (y) if, on the date of such joinder or increase, there are any Pro Rata Advances outstanding, such Pro Rata Advances shall on or prior to such date be prepaid from the proceeds of new Pro Rata Advances made hereunder (reflecting such additional Lender or increase), which prepayment shall be accompanied by accrued interest on the Pro Rata Advances being prepaid and any costs incurred by any Lender in accordance with Section 9.04(b).
(viii)In connection herewith, the Paying Agent shall enter in the Register (A) the names of any New Lenders, (B) the respective allocations of any Extending Lenders and New Lenders effective as of each Extension Date and (C) the Termination Date applicable to each Lender.

SECTION 2.11    Optional Prepayments of Pro Rata Advances. Each Borrower may, in the case of any LIBO Rate Advance, upon at least three Business Days’ notice to the Administrative Agent or, in the case of any Base Rate Advance, upon notice given to the Administrative Agent not later than 9:00 a.m. (New York City time) on the date of the proposed prepayment, in each case stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Pro Rata Advances comprising part of the same Pro Rata Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of no less than $25,000,000 or the remaining balance if less than $25,000,000 and (y) in the event of any such prepayment of a LIBO Rate Advance, such Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(b).
SECTION 2.12    Increased Costs.
(a)Costs from Change in Law or Authorities. If, due to either (i) the introduction after the date hereof of or any change (other than any change by way of imposition or increase of reserve requirements to the extent such change is included in the Eurocurrency Rate Reserve Percentage) in or in the interpretation, application or administration of any law or regulation or (ii) the compliance with any guideline or request promulgated after the date hereof from any Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining LIBO Rate Advances or Floating Rate Bid Advances or participating in any Letter of Credit (excluding for purposes of this Section 2.12 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.15 shall govern) and (ii) taxes referred to in Section 2.15(a)(i), (ii), (iii), (iv) or (v)), then the Borrower of the affected Advances or Letter of Credit shall within twenty (20) Business Days after receipt by the Borrower of demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to Kraft Foods Group, such Borrower and the Administrative Agent by such Lender shall be conclusive and binding upon all parties hereto for all purposes, absent manifest error.
(b)Reduction in Lender’s Rate of Return. In the event that, after the date hereof, the implementation of or any change in any law or regulation, or any guideline or directive (whether or not having the force of law) or the interpretation, application or administration thereof by any Governmental Authority charged with the administration thereof, imposes, modifies or deems applicable any capital adequacy, liquidity or similar requirement (including, without limitation, a request or requirement which affects the manner in which any Lender or its parent company allocates capital resources to its Commitments, including its obligations hereunder) and as a result thereof, in the determination of such Lender, the rate of return on such Lender’s or its parent company’s capital as a consequence of its obligations hereunder is reduced to a level below that which such Lender could have achieved but for such circumstances, but reduced to the extent that Borrowings are outstanding from time to time, then in each such case, upon demand from time to time Kraft Foods Group shall pay to such Lender within twenty (20) Business Days after receipt by Kraft Foods Group of demand by such Lender (with a copy of such demand to the Administrative Agent), such additional amount or amounts as shall compensate such Lender for such reduction in rate of return. A certificate of such Lender as to any such additional amount or amounts shall be conclusive and binding for all purposes, absent manifest error. Except as provided below, in determining any such amount or amounts each Lender may use any reasonable averaging and attribution methods. Notwithstanding the foregoing, each Lender shall take all reasonable actions to avoid the imposition of, or reduce the amounts of, such increased costs, provided that such actions, in the reasonable judgment of such Lender will not be otherwise disadvantageous to such Lender and, to the extent possible, each Lender will calculate such increased costs based upon the capital requirements for its Advances and unused Commitment hereunder and not upon the average or general capital requirements imposed upon such Lender.

(c)Dodd-Frank Wall Street Reform and Consumer Protection Act; Basel III. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case be deemed to be a change in law or regulation after the date hereof regardless of the date enacted, adopted or issued.
(d)Requests for Compensation. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender pursuant to this Section 2.12 for any increased costs or reductions if such Lender fails to notify such Borrower within 180 days after it obtains actual knowledge (or, in the exercise of ordinary due diligence, should have obtained actual knowledge) and such Lender shall only be entitled to receive such compensation for any losses incurred by it or amounts to which it would otherwise be entitled from and after the date 180 days prior to the date such Lender provided notice thereof to such Borrower of the circumstances giving rise to such increased costs or reductions and of such Lender’s claim for compensation therefor.
SECTION 2.13    Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in, or in the interpretation of, any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make LIBO Rate Advances or Floating Rate Bid Advances or to fund or maintain LIBO Rate Advances or Floating Rate Bid Advances, (a) each LIBO Rate Advance or Floating Rate Bid Advances, as the case may be, of such Lender will automatically, upon such demand, be Converted into a Base Rate Advance or an Advance that bears interest at the rate set forth in Section 2.04(a)(i), as the case may be, and (b) the obligation of the Lenders to make LIBO Rate Advances or Floating Rate Bid Advances or to Convert Base Rate Advances into LIBO Rate Advances shall be suspended, in each case, until the Administrative Agent shall notify Kraft Foods Group and the Lenders that the circumstances causing such suspension no longer exist, in each case, subject to Section 9.04(b) hereof; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurocurrency Lending Office if the making of such a designation would allow such Lender or its Eurocurrency Lending Office to continue to perform its obligations to make LIBO Rate Advances or Floating Rate Bid Advances or to continue to fund or maintain LIBO Rate Advances or Floating Rate Bid Advances, as the case may be, and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.
SECTION 2.14    Payments and Computations.
(a)Time and Distribution of Payments. Kraft Foods Group and each Borrower shall make each payment hereunder, without condition or deduction for any set-off, counterclaim, defense or recoupment, not later than 11:00 a.m. (New York City time) on the day when due to the Administrative Agent at the Administrative Agent Account in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or Unused Line Fees ratably (other than amounts payable pursuant to Section 2.07, 2.12, 2.15 or 9.04(b)) to the Lenders for the accounts of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. From and after the effective date of an Assignment and Acceptance pursuant to Section 9.07, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
(b)Computation of Interest and Fees. All computations of interest based on the Administrative Agent’s prime rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be. All computations of interest based on the LIBO Rate or the Federal Funds Effective Rate and of Unused

Line Fees shall be made by the Administrative Agent, and all computations of interest pursuant to Section 2.05 shall be made by the applicable Lender, on the basis of a year of 360 days. All computations of interest in respect of Competitive Bid Advances shall be made by the Administrative Agent on the basis of a year of 360 days in the case of Floating Rate Bid Advances and on the basis of a year of 365 or 366 days in the case of Fixed Rate Bid Advances, as specified in the applicable Notice of Competitive Bid Notice. Computations of interest or Unused Line Fees shall in each case be made for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Unused Line Fees are payable. Each determination by the Administrative Agent (or, in the case of Section 2.05 by a Lender), of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(c)Payment Due Dates. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or Unused Line Fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of LIBO Rate Advances or Floating Rate Bid Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.
(d)Presumption of Borrower Payment. Unless the Administrative Agent receives notice from any Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower has not made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent at the Federal Funds Effective Rate.
SECTION 2.15     Taxes.
(a)Any and all payments by each Borrower hereunder or under any Note shall be made, in accordance with Section 2.14, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest, additions to taxes and expenses) with respect thereto, excluding, (i) in the case of each Lender and the Administrative Agent, taxes imposed on its net income, franchise taxes and branch profits taxes imposed on it, in each case, as a result of such Lender or the Administrative Agent (as the case may be) being organized under the laws of the taxing jurisdiction, (ii) in the case of each Lender, taxes imposed on its net income, franchise taxes and branch profits taxes imposed on it, in each case, as a result of such Lender having its Applicable Lending Office in the taxing jurisdiction, (iii) in the case of each Lender and the Administrative Agent, taxes imposed on its net income, franchise taxes and branch profits taxes imposed on it, and any tax imposed by means of withholding, in each case, to the extent such tax is imposed solely as a result of a present or former connection (other than a connection arising from such Lender or the Administrative Agent having executed, delivered, enforced, become a party to, performed its obligations, received payments, received or perfected a security interest under, and/or engaged in any other transaction pursuant to this Agreement or a Note) between the Lender or the Administrative Agent, as the case may be, and the taxing jurisdiction, (iv) in the case of each Lender and the Administrative Agent, any taxes imposed pursuant to FATCA, and (v) in the case of each Lender and the Administrative Agent, any Home Jurisdiction U.S. Withholding Tax to the extent that such tax is imposed with respect to any payments pursuant to any law in effect at the time such Lender becomes a party hereto (or changes its Applicable Lending Office), except (A) to the extent of the additional amounts in respect of such taxes under this Section 2.15 to which such Lender’s assignor (if any) or such Lender’s prior Applicable Lending Office (if any) was entitled, immediately prior to such assignment or change in its Applicable Lending Office or (B) if such Lender becomes a party hereto pursuant to an Assignment and Acceptance upon the demand of Kraft Foods Group (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments by each Borrower hereunder or under any Note, other than taxes referred to in this Section 2.15(a)(i), (ii), (iii), (iv) or (v), are referred to herein as “Taxes”). If any applicable withholding agent shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any

Lender or the Administrative Agent, (i) the sum payable by the applicable Borrower shall be increased as may be necessary so that after all required deductions (including deductions applicable to additional sums payable under this Section 2.15) have been made, such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
(b)In addition, each Borrower or Kraft Foods Group shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, irrecoverable value-added tax or similar levies (other than Taxes, or taxes referred to in Section 2.15(a)(i) to (iv)) that arise from any payment made hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or a Note other than any such taxes imposed by reason of an Assignment and Acceptance (hereinafter referred to as “Other Taxes”).
(c)Each Borrower shall indemnify each Lender and the Administrative Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.15) payable by such Lender or the Administrative Agent (as the case may be), and any liability (including penalties, interest, additions to taxes and reasonable expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be), makes written demand therefor; provided, that if an applicable Lender or the Administrative Agent (as the case may be) fails to provide notice to the Borrower of the imposition of any Taxes or Other Taxes within sixty (60) days following the actual receipt of written notice from the applicable Governmental Authority of the imposition of such Taxes or Other Taxes, there will be no obligation for the Borrower to make a payment to such Lender or the Administrative Agent (as the case may be) pursuant to this Section 2.15(c) in respect of any related penalties, interest, additions to taxes and reasonable expenses attributable to the period beginning after such 60th day and ending ten days after the Borrower receives notice from the Lender or the Administrative Agent. The Borrower will not have an obligation to make a payment to an applicable Lender or the Administrative Agent (as the case may be) pursuant to this Section 2.15(c) in respect of any portion of any penalties, interest, additions to taxes and reasonable expenses that are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Lender or the Administrative Agent (as the case may be).
(d)As soon as practicable after the date of any payment of Taxes or Other Taxes, each Borrower and Kraft Foods Group shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)Each Lender, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, shall provide each of the Administrative Agent, Kraft Foods Group and each applicable Borrower with any form or certificate that is required by any United States federal taxing authority to certify such Lender’s entitlement to any applicable exemption from or reduction in, Home Jurisdiction U.S. Withholding Tax in respect of any payments hereunder or under any Note (including, if applicable, two original Internal Revenue Service Forms W-9, W-8BEN, W-8BEN-E or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service or to the extent a Non-U.S. Lender is not the beneficial owner (for example, where the Non-U.S. Lender is a partnership or a participating Lender that transfers its beneficial ownership through a participation), two original Internal Revenue Service Form W-8IMY, accompanied by any applicable certification documents from each beneficial owner) and any other documentation reasonably requested by Kraft Foods Group, the applicable Borrower or the Administrative Agent. Thereafter, each such Lender shall provide additional forms or certificates (i) to the extent a form or certificate previously provided has become inaccurate or invalid or has otherwise ceased to be effective or (ii) as requested in writing by Kraft Foods Group or the Administrative Agent or such Borrower or, if such Lender no longer qualifies for the applicable exemption from or reduction in, Home Jurisdiction U.S. Withholding Tax, promptly notify the Administrative Agent and Kraft

Foods Group or such Borrower of its inability to do so. Unless such Borrower, Kraft Foods Group and the Administrative Agent have received forms or other documents from each Lender satisfactory to them indicating that payments hereunder or under any Note are not subject to Home Jurisdiction U.S. Withholding Taxes or are subject to Home Jurisdiction U.S. Withholding Taxes at a rate reduced by an applicable tax treaty, such Borrower, Kraft Foods Group or the Administrative Agent shall withhold such taxes from such payments at the applicable statutory rate in the case of payments to or for such Lender and such Borrower or Kraft Foods Group shall pay additional amounts to the extent required by paragraph (a) of this Section 2.15 (subject to the exceptions contained in this Section 2.15).
(f)If a payment made to a Lender hereunder or under any Note would be subject to U.S. Federal withholding tax imposed pursuant to FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, provide each of the Administrative Agent, Kraft Foods Group and each applicable Borrower, such documentation prescribed by applicable law (including, if applicable, Internal Revenue Service Forms W-8BEN or W-8BEN-E) and such additional documentation reasonably requested by the Administrative Agent, Kraft Foods Group or the applicable Borrower as may be necessary for the Administrative Agent, Kraft Foods Group or the applicable Borrower to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA and the amount, if any, to deduct and withhold from such payment. Thereafter, each such Lender shall provide additional documentation (i) to the extent documentation previously provided has become inaccurate or invalid or has otherwise ceased to be effective or (ii) as reasonably requested by the Administrative Agent, Kraft Foods Group or the applicable Borrower. Solely for purposes of this paragraph (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(g)In the event that a Designated Subsidiary is a Foreign Subsidiary of Kraft Foods Group, each Lender shall promptly complete and deliver to such Borrower and the Administrative Agent, or, at their request, to the applicable taxing authority, so long as such Lender is legally eligible to do so, any certificate or form reasonably requested in writing by such Borrower or the Administrative Agent and required by applicable law in order to secure any applicable exemption from, or reduction in the rate of, deduction or withholding of the applicable Home Jurisdiction Non-U.S. Withholding Taxes for which such Borrower is required to pay additional amounts pursuant to this Section 2.15.
(h)Any Lender claiming any additional amounts payable pursuant to this Section 2.15 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to select or change the jurisdiction of its Applicable Lending Office if the making of such a selection or change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender be otherwise materially economically disadvantageous to such Lender.
(i)No additional amounts will be payable pursuant to this Section 2.15 with respect to any Tax to the extent such Tax would not have been payable had the Lender fulfilled its obligations under paragraph (e), (f) or (g) of this Section 2.15 as applicable.
(j)If any Lender or the Administrative Agent, as the case may be, obtains a refund of any Tax for which payment has been made pursuant to this Section 2.15, or, in lieu of obtaining such refund, such Lender or the Administrative Agent applies the amount that would otherwise have been refunded as a credit against payment of a liability in respect of Taxes, which refund or credit in the good faith judgment of such Lender or the Administrative Agent, as the case may be, (and without any obligation to disclose its tax records) is allocable to such payment made under this Section 2.15, the amount of such refund or credit (together with any interest received thereon and reduced by reasonable out-of-pocket costs incurred in obtaining such refund or credit and by any applicable taxes) promptly shall be paid to the applicable Borrower to the extent payment has been made in full by such Borrower pursuant to this Section 2.15.

(k)For purposes of this Section 2,15, the term “Lender” includes any Issuing Bank.
SECTION 2.16      Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Pro Rata Advances owing to it (other than pursuant to Section 2.12, 2.15 or 9.04(b) or (c)) or funded participations in Letter of Credit Disbursements in excess of its ratable share of payments on account of the Pro Rata Advances or participations in Letter of Credit Disbursements obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Pro Rata Advances and participations in Letter of Credit Disbursements made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.
SECTION 2.17 Evidence of Debt.
(a)Lender Records; Pro Rata Notes. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Pro Rata Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Pro Rata Advances. Each Borrower shall, upon notice by any Lender to such Borrower (with a copy of such notice to the Administrative Agent) to the effect that a Pro Rata Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Pro Rata Advances owing to, or to be made by, such Lender, promptly execute and deliver to such Lender a Pro Rata Note payable to the order of such Lender in a principal amount up to the Commitment of such Lender.
(b)Record of Borrowings, Payables and Payments. The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded as follows:
(i)the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto;
(ii)the terms of each Assignment and Acceptance delivered to and accepted by it;
(iii)the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and the Termination Date applicable thereto; and
(iv)the amount of any sum received by the Administrative Agent from the Borrowers hereunder and each Lender’s share thereof.
(c)Evidence of Payment Obligations. Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.17(b), and by each Lender in its account or accounts pursuant to Section 2.17(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of any Borrower under this Agreement.

SECTION 2.18    Commitment Increases.
(a)Kraft Foods Group may from time to time (but not more than three times in any calendar year), by written notice to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders and each Issuing Bank), executed by Kraft Foods Group and one or more financial institutions (any such financial institution referred to in this Section 2.18 being called an “Augmenting Lender”), which may include any Lender, cause new Commitments or one or more tranches of term loans (each an “Incremental Term Loan”) to be extended by the Augmenting Lenders or cause the existing Commitments of the Augmenting Lenders to be increased, as the case may be (the aggregate amount of such increase for all Augmenting Lenders on any single occasion being referred to as a “Commitment Increase”; and any Commitment Increase or issuance of incremental term loans on any single occasion, each, an “ Increase”), in an amount for each Augmenting Lender set forth in such notice; provided that (i) the amount of each Increase shall be not less than $25,000,000, except to the extent necessary to utilize the remaining unused amount of increase permitted under this Section 2.18(a), and (ii) the aggregate amount of the Increases shall not exceed $1,000,000,000. Each Augmenting Lender (if not then a Lender) shall be subject to the approval of the Administrative Agent and, in the case of a Commitment Increase, each Issuing Bank (which approval shall not be unreasonably withheld or delayed) and shall not be subject to the approval of any other Lenders, and Kraft Foods Group and each Augmenting Lender shall execute all such documentation as the Administrative Agent shall reasonably specify to evidence the Commitment or Incremental Term Loans of such Augmenting Lender and/or its status as a Lender hereunder (such documentation in respect of any Increase together with the notice of such Increase being referred to collectively as the “Increase Amendment” in respect of such Increase). The Increase Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.18.
(b)Upon each Commitment Increase pursuant to this Section 2.18, if, on the date of such Commitment Increase, there are any Pro Rata Advances outstanding, such Pro Rata Advances shall on or prior to the effectiveness of such Commitment Increase be prepaid from the proceeds of new Pro Rata Advances made hereunder (reflecting such Commitment Increase), which prepayment shall be accompanied by accrued interest on the Pro Rata Advances being prepaid and any costs incurred by any Lender in accordance with Section 9.04(b). The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.
(c)Increases and new Commitments created pursuant to this Section 2.18 shall become effective on the date specified in the notice delivered by Kraft Foods Group pursuant to the first sentence of paragraph (a) above or on such other date as shall be agreed upon by Kraft Foods Group, the Administrative Agent and the applicable Augmenting Lenders.
(d)Notwithstanding the foregoing, no Increase or addition of an Augmenting Lender shall become effective under this Section 2.18 unless on the date of such increase, the conditions set forth in Section 3.03 shall be satisfied as of such date (as though the effectiveness of such Increase were a Borrowing) and the Administrative Agent shall have received a certificate of Kraft Foods Group to that effect dated such date.
(e)The Incremental Term Loans (a) shall rank pari passu in right of payment with the Advances, and (b) shall have identical terms as the Advances; provided that (i) the Incremental Term Loans may mature and amortize differently than the Advances, and the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the Maturity Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Maturity Date and (ii) the Incremental Term Loans may be priced differently than the Advances.
SECTION 2.19     Use of Proceeds. The proceeds of the Advances and Letters of Credit shall be available (and each Borrower agrees that it shall use such proceeds) for general corporate purposes of Kraft Foods Group and its Subsidiaries.

SECTION 2.20 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply:
(a)fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.09(a);
(b)the Commitment, Advances and Letter of Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or modification of this Agreement pursuant to Section 9.01); provided that any amendment, waiver or modification requiring the consent of all Lenders or each affected Lender shall require the consent of such Defaulting Lender;
(c)if any Letter of Credit Exposure exists at the time such Lender becomes a Defaulting Lender then:
(i)all or any part of the Letter of Credit Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective ratable shares (based upon Commitments) but only to the extent that (x) the sum of all non-Defaulting Lenders’ unpaid principal amount of Advances plus such Defaulting Lender’s Letter of Credit Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments (minus such non-Defaulting Lenders’ Letter of Credit Exposure) as in effect at the time of such reallocation and (y) the conditions set forth in Section 3.03 are satisfied at such time; provided, that the respective allocations of each non-Defaulting Lender shall not exceed such non-Defaulting Lender’s Commitment;
(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent, cash collateralize for the benefit of the Issuing Banks only the Borrowers’ obligations corresponding to such Defaulting Lender’s Letter of Credit Exposure in an amount equal to the aggregate amount of the unreallocated obligations of such Defaulting Lender in accordance with the procedures set forth in Section 2.21(h)(i) for so long as such Letter of Credit Exposure is outstanding; provided that neither any such reallocation (partial or otherwise) described in clause (i) above or this clause (ii), nor any payment by a non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim any Borrower, the Administrative Agent, the Issuing Banks or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a non-Defaulting Lender;
(iii)if the Borrowers cash collateralize any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.09(c) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period such Defaulting Lender’s Letter of Credit Exposure is cash collateralized;
(iv)if the Letter of Credit Exposures of the non-Defaulting Lenders are reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.09(c) shall be adjusted in accordance with such non-Defaulting Lenders’ ratable shares (based upon Commitments); and
(v)if all or any portion of such Defaulting Lender’s Letter of Credit Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Banks or any other Lender hereunder, all fees that otherwise would have been payable to such Defaulting Lender under Section 2.09(a) (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such Letter of Credit Exposure) and Letter of Credit participation fees payable under Section 2.09(c)(i) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to the Issuing Banks, ratably based on the portion of such Letter of Credit Exposure attributable to Letters of Credit issued by each Issuing Bank, until and to the extent that such Letter of Credit Exposure is reallocated and/or cash collateralized pursuant to clause (i) or (ii) above; and

(d)so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Exposure will be 100% covered by the Letter of Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.20(c)(ii), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).
In the event that each of the Administrative Agent, each Issuing Bank and Kraft Foods Group agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then such Lender shall purchase at par such of the Pro Rata Advances of the other Lenders and the Letter of Credit Exposures of the Lenders shall be adjusted to reflect such Lender’s Letter of Credit Commitment as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Pro Rata Advances and Letter of Credit Exposure in accordance with its pro rata portion of the total Commitments and clauses (a) and (b) above shall cease to apply.
SECTION 2.21 Issuance of, and Drawings and Reimbursement Under, Letters of Credit.
(a)[Reserved]
(b)Request for Issuance. Letters of Credit denominated in Dollars or in one or more Alternative Currencies may be issued hereunder in a Dollar Equivalent Amount that does not at the time of the issuance of such Letter of Credit exceed the aggregate Commitments minus the sum of the aggregate outstanding Advances and Letter of Credit Exposures of the Lenders at such time, provided that (A) no Issuing Bank shall be required at any time to issue a Letter of Credit that would result in (x) the aggregate Letter of Credit Exposures exceeding $300,000,000, or (y) the aggregate Letter of Credit Exposure in respect of Letters of Credit issued by such Issuing Bank exceeding such Issuing Bank’s Letter of Credit Commitment and (B) to the extent Barclays Bank PLC is an Issuing Bank, Barclays Bank PLC shall only be obligated to issue standby Letters of Credit. Each Letter of Credit shall be issued upon notice, given not later than 12:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed issuance of such Letter of Credit, by the applicable Borrower to the Administrative Agent and any Issuing Bank. Each such notice by any Borrower of issuance of a Letter of Credit (a “Notice of Issuance”) shall be in writing in substantially the form of Exhibit G attached hereto, specifying therein the requested (i) date of such issuance (which shall be a Business Day), (ii) face amount of such Letter of Credit (which must be in Dollars or an Alternative Currency), (iii) expiration date of such Letter of Credit (which shall be on or prior to the earlier of (A) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five Business Days prior to the Termination Date; provided that any Letter of Credit may contain customary automatic renewal provisions agreed upon by the applicable Borrower and the applicable Issuing Bank pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of up to twelve (12) months (but not to a date later than the date that is five Business Days prior to the Termination Date, unless otherwise permitted pursuant to the immediately succeeding proviso), subject to a right on the part of such Issuing Bank to prevent any such renewal from occurring by giving notice to the beneficiary and the Borrower in advance of any such renewal; provided, further that, with the prior consent of the applicable Issuing Bank, in its sole discretion, a Letter of Credit may be extended beyond the fifth Business Day prior to the Termination Date (each such Letter of Credit with an expiration date that is later than five Business Days prior to the Termination Date, a “Post-Maturity Letter of Credit”) so long as the Borrower shall Post-Maturity Cash Collateralize in accordance with Section 2.21(h)(ii) any Post-Maturity Letter of Credit); provided, further that no Letter of Credit may expire after the date that is five Business Days prior to the Termination Date in respect of any Non-Extending Lenders under Section 2.10(b) if, after giving effect to the issuance of such Letter of Credit, the aggregate Commitments of the Extending Lenders (including any New Lenders) for the period following such Termination Date would be less than the Letter of Credit Exposure following such Termination Date), (iv) name and address of the beneficiary of such Letter of Credit and (v) form of such Letter of Credit, and shall be accompanied by such application and agreement for Letter of Credit as such Issuing Bank may specify to the applicable Borrower for use in connection with such requested Letter of Credit (including, in connection with the issuance of a Post-Maturity Letter of Credit or the renewal of a Letter of

Credit, such that, after giving effect to such renewal, such Letter of Credit becomes a Post-Maturity Letter of Credit, such documentation, including a reimbursement agreement, as such Issuing Bank may reasonably require in connection with such issuance or renewal) (a “Letter of Credit Agreement”). Upon receipt of a Notice of Issuance, the Administrative Agent shall promptly notify each Lender of the contents thereof and of the amount of such Lender’s Letter of Credit Exposure in respect of such Letter of Credit. If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole discretion, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the applicable Borrower at its office referred to in Section 9.02 or as otherwise agreed with the applicable Borrower in connection with such issuance. Notwithstanding anything to the contrary set forth in this Credit Agreement, a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of any Subsidiary of Kraft Foods Group; provided, that notwithstanding such statement, the applicable Borrower shall be the actual account party for all purposes of this Credit Agreement for such Letter of Credit and such statement shall not affect the applicable Borrower’s reimbursement obligations hereunder with respect to such Letter of Credit. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern. A Borrower may from time to time request that Letters of Credit be issued in Dollars or any Alternative Currency. Any request for a Letter of Credit in an Alternative Currency shall be made to the Administrative Agent not later than twenty (20) Business Days (or such other date as may be agreed by the Administrative Agent and the applicable Issuing Banks, in their sole discretion) prior to the date of the desired issuance of a Letter of Credit denominated in the requested currency. The Administrative Agent shall promptly notify each Issuing Bank thereof. Each Issuing Bank shall confirm to the Administrative Agent not later than ten (10) Business Days (or such other date as may be agreed by the Administrative Agent and the applicable Issuing Banks, in their sole discretion) after receipt of such request that it can issue a Letter of Credit in the requested Alternative Currency (it being understood that no Issuing Bank shall be required to issue a Letter of Credit in the event that such issuance would or could reasonably be expected to breach, violate or otherwise be inconsistent with any internal policy, law or regulation to which such Issuing Bank is, or would be upon issuance of such Letter of Credit, subject, or if the Alternative Currency is not available to such Issuing Bank). Any failure by an Issuing Bank to respond to such request within the time period specified in the preceding sentence shall be deemed to be a denial by such Issuing Bank to issue Letters of Credit in the requested currency. If one or more Issuing Banks confirms the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower. If no Issuing Bank is able to issue a Letter of Credit in an additional currency under this Section 2.21(b), the Administrative Agent shall promptly notify the applicable Borrower.
(c)Issuing Bank Reports. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on or prior to each Business Day on which such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the Dollar Equivalent Amount of the aggregate face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the Dollar Equivalent Amount thereof shall have changed), it being understood that such Issuing Bank shall not be obligated to effect any issuance, renewal, extension or amendment resulting in an increase in the aggregate Dollar Equivalent Amount of the Letters of Credit issued by it without first obtaining written confirmation from the Administrative Agent that such increase is then permitted under this Agreement, (ii) on each Business Day on which such Issuing Bank makes any Letter of Credit Disbursement, the date and the Dollar Equivalent Amount of such Letter of Credit Disbursement, (iii) on any Business Day on which a Borrower fails to reimburse a Letter of Credit Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the Dollar Equivalent Amount of such Letter of Credit Disbursement and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.
(d)Participations in Letters of Credit. Except as otherwise described in Section 2.21(h)(ii) in connection with Letters of Credit issued or extended on or after the Cash Collateralization Date, upon the issuance of a Letter of Credit by any Issuing Bank under Section 2.21(b), such Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have purchased from such Issuing Bank, a participation in such Letter of Credit in the amount for each Lender equal to such Lender’s ratable share (based on its Commitment) of the amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstances whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.
(e)Drawings Under Letters of Credit; Reimbursement; Interim Interest. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall promptly notify the applicable Borrower and each other Lender as to the Dollar Equivalent Amount to be paid as a result of such demand or drawing and the payment date. The applicable Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank, by no later than 12:00 P.M. (New York City time) on the Business Day immediately following the Business Day that such Borrower receives notice of such drawing, in the applicable currency for any amounts paid by the Issuing Bank upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind; provided that such Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 that such payment be financed with a Base Rate Advance in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Advance. If the applicable Borrower fails to make such reimbursement payment when due, the Administrative Agent shall notify each Lender of the applicable Letter of Credit Disbursement, the payment then due from such Borrower in respect thereof (the “Unreimbursed Amount”) and the Dollar Equivalent Amount of such Lender’s ratable share thereof (based on its Commitment). Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent the Dollar Equivalent Amount of its ratable share (based on its Commitment) of the Unreimbursed Amount, in the same manner as provided in Section 2.02 with respect to Advances made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders in Dollars or, if requested by such Issuing Bank, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable Issuing Bank at such time on the basis of the Spot Rate (determined as of such funding date) for the purchase of such Alternative Currency with Dollars. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this Section 2.21(e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.21(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.21(e) to reimburse the Issuing Bank for any Letter of Credit Disbursement shall not constitute an Advance and shall not relieve the applicable Borrower of its obligation to reimburse the Issuing Bank for such Letter of Credit Disbursement. All such amounts paid by the Issuing Bank (whether or not the Dollar Equivalent Amount of their ratable shares, based on Commitments, of such amounts have been paid to the Issuing Bank by the Lenders as provided above) and remaining unpaid by the applicable Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Base Rate for such day plus, if such amount remains unpaid for more than three Business Days, 1%. Notwithstanding anything to the contrary contained herein, the Lenders shall not have any obligation to reimburse any Issuing Bank for any Letter of Credit Disbursement made under any Post-Maturity Letter of Credit that occurs on or after the Termination Date.
(f)Obligations Unconditional. The obligations of the Borrowers under Section 2.21(e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:
(i) any lack of enforceability of this Agreement, any Letter of Credit, any Letter of Credit Agreement or any other agreement or instrument, in each case, relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”)
(ii) the use that may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);

(iii) the existence of any claim, set-off, defense or other rights that the applicable Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting), the Lenders (including the Issuing Bank) or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;
(iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;
(v) payment under a Letter of Credit to the beneficiary of such Letter of Credit against presentation to the Issuing Bank of a draft or certificate that does not comply with the terms of the Letter of Credit; provided that the determination by the Issuing Bank to make such payment shall not have been the result of its willful misconduct or gross negligence;
(vi) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the applicable Borrower or the relevant currency markets generally;
(vii) any other act or omission to act or delay of any kind by any Lender (including the Issuing Bank), the Administrative Agent or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this clause (vii), constitute a legal or equitable discharge of the applicable Borrower’s obligations hereunder; or
(viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers.
None of the Administrative Agent, the Lenders or the Issuing Bank, or any of their affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the applicable Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)Additional Issuing Banks. Kraft Foods Group may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this Section 2.21(g) shall, upon entering into a Letter of Credit Agreement with the Borrower, be deemed to be an “Issuing Bank” (in addition to being a Lender) hereunder.

(h)Cash Collateralization. (i) If any Event of Default shall occur and be continuing, on the Business Day that Kraft Foods Group receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Advances has been accelerated, Lenders with aggregate Letter of Credit Exposures representing greater than 50% of the aggregate Letter of Credit Exposures) demanding the deposit of cash collateral pursuant to this Section 2.21(h)(i), the Borrowers shall deposit (“Cash Collateralize”) in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders and the Issuing Banks, an amount in cash equal to the aggregate Letter of Credit Exposures as of such date plus any accrued and unpaid interest thereon; provided that the obligation to Cash Collateralize shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Kraft Foods Group described in Section 6.01(e). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, as defined in the Uniform Commercial Code of the State of New York, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for Letter of Credit Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the aggregate Letter of Credit Exposures at such time or, if the maturity of the Advances has been accelerated (but subject to the consent of Lenders with Letter of Credit Exposures representing greater than 50% of the aggregate Letter of Credit Exposures), be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the applicable Borrower within three Business Days after all Events of Default have been cured or waived.
(ii) If any Post-Maturity Letters of Credit remain outstanding as of the date that is five Business Days prior to the Termination Date (such date being referred to herein as the “Cash Collateralization Date”), the Borrower shall, on the Cash Collateralization Date, deposit (“Post-Maturity Cash Collateralize”) in an account with each Issuing Bank that has issued any such Post-Maturity Letter of Credit, in the name of such Issuing Bank and for the benefit of such Issuing Bank and, prior to the Termination Date, the Lenders (each, an “Issuing Bank LC Collateral Account”), an amount in cash equal to 102% of the aggregate amount (as determined in accordance with Section 1.04) of all outstanding Post-Maturity Letters of Credit issued by such Issuing Bank. In addition, if (x) a Borrower requests that a Post-Maturity Letter of Credit be issued, or a Letter of Credit be renewed (or if any Letter of Credit is automatically renewed for an additional one-year period), such that, after giving effect to such renewal, such Letter of Credit becomes a Post-Maturity Letter of Credit, by an Issuing Bank after the Cash Collateralization Date but before the Termination Date and (y) such Issuing Bank agrees to issue such Post-Maturity Letter of Credit or renew such Letter of Credit, then, as a condition to such issuance or renewal, the applicable Borrower shall deposit in such Issuing Bank’s Issuing Bank LC Collateral Account an amount in cash equal to 102% of the amount (as determined in accordance with Section 1.04) of such Post-Maturity Letter of Credit or Letter of Credit to be renewed, as applicable. Any such deposits pursuant to this Section 2.21(h)(ii) shall be held by each applicable Issuing Bank in its Issuing Bank LC Collateral Account as collateral for the payment and performance of the obligation of the applicable Borrower to reimburse such Issuing Bank for Letter of Credit Disbursements made by such Issuing Bank under each Post-Maturity Letter of Credit issued by such Issuing Bank. Each Issuing Bank shall have exclusive dominion and control, as defined in the Uniform Commercial Code of the State of New York, including the exclusive right of withdrawal, over its Issuing Bank LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of each Issuing Bank and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in each Issuing Bank LC Collateral Account shall be applied by the applicable Issuing Bank to reimburse such Issuing Bank for Letter of Credit Disbursements made by such Issuing Bank in respect of Post-Maturity Letters of Credit for which it has not been reimbursed, fees related to such Post-

Maturity Letters of Credit and, to the extent not so applied, shall be held for the satisfaction of the obligation of the Borrowers to reimburse such Issuing Bank for Letter of Credit Disbursements made by such Issuing Bank in respect of Post-Maturity Letters of Credit issued by such Issuing Bank. If an Issuing Bank has issued more than one Post-Maturity Letter of Credit for which cash collateral was provided pursuant to this Section 2.21(h)(ii), upon the cancellation, surrender, or payment of any such Post-Maturity Letter of Credit, the Issuing Bank that issued such Post-Maturity Letter of Credit shall promptly release cash collateral to the applicable Borrower equal to the difference between (A) the total available funds in such Issuing Bank’s Issuing Bank LC Collateral Account and (B) 102% of the aggregate amount (as determined in accordance with Section 1.04) of all Post-Maturity Letters of Credit issued by such Issuing Bank that remain outstanding. Promptly after the cancellation, surrender, or payment of all Post-Maturity Letters of Credit issued by an Issuing Bank for which cash collateral was provided pursuant to this Section 2.21(h)(ii), such Issuing Bank shall return to the applicable Borrower all available funds, if any, in such Issuing Bank’s Issuing Bank LC Collateral Account. This Section 2.21(h)(ii) shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
ARTICLE III
Conditions to Effectiveness and Lending
SECTION 3.01     Conditions Precedent to Effectiveness. This Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied, or waived in accordance with Section 9.01:
(a)On the Effective Date, the following statements shall be true and the Administrative Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of Kraft Foods Group, dated the Effective Date, stating that:
(i)the representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and
(ii)no event has occurred and is continuing on and as of the Effective Date that constitutes a Default or Event of Default.
(b)The Administrative Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Administrative Agent:
(i)Certified copies of the resolutions of the Board of Directors of Kraft Foods Group approving this Agreement, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.
(ii)Certificates of the Secretary or an Assistant Secretary of Kraft Foods Group certifying the names and true signatures of the officers of Kraft Foods Group authorized to sign this Agreement and the other documents to be delivered hereunder.
(iii)Favorable opinions of (A) Sidley Austin LLP, special New York counsel to Kraft Foods Group, substantially in the form of Exhibit E‑1 hereto, (B) Hunton & Williams LLP, special Virginia counsel to Kraft Foods Group, substantially in the form of Exhibit E-2 hereto and (C) internal counsel for Kraft Foods Group, substantially in the form of Exhibit E-3 hereto.
(c)Kraft Foods Group shall have notified each Lender and the Administrative Agent in writing as to the proposed Effective Date.

(d)This Agreement shall have been executed by Kraft Foods Group, the Administrative Agents, Paying Agent , Syndication Agents and Documentation Agents and the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed this Agreement.
(e)The Agents and the Lenders shall have received payment in full in cash of all fees and expenses due to them pursuant to the Fee Letter on or prior to the Effective Date.
(f)The Administrative Agent shall have received on or before the Effective date copies of the letter from Kraft Foods Group dated on or before such date, terminating in whole the commitments of the banks party to the Existing Revolving Credit Agreement.
(g)Prior to or simultaneously with the Effective Date, Kraft Foods Group shall have satisfied all of its obligations under the Existing Revolving Credit Agreement including, without limitation, the payment of all loans, accrued interest and fees under the Existing Revolving Credit Agreement.
The Administrative Agent shall notify Kraft Foods Group and the Initial Lenders of the date which is the Effective Date upon satisfaction or waiver of all of the conditions precedent set forth in this Section 3.01. For purposes of determining compliance with the conditions specified in this Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that Kraft Foods Group, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto.
SECTION 3.02     Initial Advance to Each Designated Subsidiary. The obligation of each Lender to make an initial Advance to each Designated Subsidiary following any designation of such Designated Subsidiary as a Borrower hereunder pursuant to Section 9.08 is subject to the receipt by the Administrative Agent on or before the date of such initial Advance of each of the following, in form and substance satisfactory to the Administrative Agent and dated such date, and in sufficient copies for each Lender:
(a)Certified copies of the resolutions of the Board of Directors of such Designated Subsidiary (with a certified English translation if the original thereof is not in English) approving this Agreement, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.
(b)A certificate of a proper officer of such Designated Subsidiary certifying the names and true signatures of the officers of such Designated Subsidiary authorized to sign this Agreement and the other documents to be delivered hereunder.
(c)A certificate signed by a duly authorized officer of the Designated Subsidiary, dated as of the date of such initial Advance, certifying that such Designated Subsidiary shall have obtained all governmental and third party authorizations, consents, approvals (including exchange control approvals) and licenses required under applicable laws and regulations necessary for such Designated Subsidiary to execute and deliver this Agreement and to perform its obligations thereunder.
(d)The Designation Agreement of such Designated Subsidiary, substantially in the form of Exhibit D hereto.
(e)A favorable opinion of counsel (which may be in-house counsel) to such Designated Subsidiary, dated the date of such initial Advance, covering, to the extent customary and appropriate for the relevant jurisdiction, the opinions outlined on Exhibit F hereto.
(f)All information relating to any such Designated Subsidiary reasonably requested by any Lender through the Administrative Agent not later than two Business Days after such Lender shall have been notified of the designation of such Designated Subsidiary under Section 9.08 in order to allow such Lender to comply with “know your customer” regulations or any similar rules or regulations under applicable foreign laws.
(g)Such other approvals, opinions or documents as any Lender, through the Administrative Agent, may reasonably request.
SECTION 3.03     Conditions Precedent to Each Pro Rata Borrowing and Letter of Credit Issuance or Extension. The obligation of each Lender to make a Pro Rata Advance on the occasion of each Pro Rata Borrowing, and the obligation of each Issuing Bank to issue or to extend the expiry date of a Letter of Credit, shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Pro Rata Borrowing or Letter of Credit issuance or extension the following statements shall be true, and the acceptance by the Borrower of the proceeds of such Pro Rata Borrowing or the issuance or extension of such Letter of Credit shall be a representation by the applicable Borrower that:
(a)the representations and warranties contained in Section 4.01 (except the representations set forth in the last sentence of subsection (e) and in subsection (f) thereof (other than clause (i) thereof)) are correct in all material respects on and as of the date of such Pro Rata Borrowing or the issuance or extension of such Letter of Credit, before and after giving effect to such Pro Rata Borrowing and to the application of the proceeds therefrom or to such Letter of Credit issuance or extension, as though made on and as of such date, and, if such Pro Rata Borrowing or issuance or extension of Letter of Credit shall have been requested by a Designated Subsidiary, the representations and warranties of such Designated Subsidiary contained in its Designation Agreement are correct in all material respects on and as of the date of such Pro Rata Borrowing or the issuance or extension of such Letter of Credit, before and after giving effect to such Pro Rata Borrowing and to the application of the proceeds therefrom or to such Letter of Credit issuance or extension, as though made on and as of such date; and
(b)before and after giving effect to the application of the proceeds of all Borrowings on such date (together with any other resources of the Borrower applied together therewith), no event has occurred and is continuing, or would result from such Pro Rata Borrowing or the issuance or extension of such Letter of Credit, that constitutes a Default or Event of Default.
SECTION 3.04     Conditions Precedent to Each Competitive Bid Borrowing. The obligation of each Lender that is to make a Competitive Bid Advance on the occasion of a Competitive Bid Borrowing shall be subject to the conditions precedent that (i) the Administrative Agent shall have received the written confirmatory Notice of Competitive Bid Borrowing with respect thereto, (ii) on or before the date of such Competitive Bid Borrowing, but prior to such Competitive Bid Borrowing, the Administrative Agent shall have received a Competitive Bid Note payable to the order of such Lender for each of the one or more Competitive Bid Advances to be made by such Lender as part of such Competitive Bid Borrowing, in a principal amount equal to the principal amount of the Competitive Bid Advance to be evidenced thereby and otherwise on such terms as were agreed to for such Competitive Bid Advance in accordance with Section 2.07, and (iii) on the date of such Competitive Bid Borrowing the following statements shall be true, and the acceptance by the Borrower of the proceeds of such Competitive Bid Borrowing shall be a representation by such Borrower, that:
(a)the representations and warranties contained in Section 4.01 (except the representations set forth in the last sentence of subsection (e) and in subsection (f) thereof (other than clause (i) thereof)) are correct in all material respects on and as of the date of such Competitive Bid Borrowing, before and after giving effect to such Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and, if such Competitive Bid Borrowing shall have been requested by a Designated Subsidiary, the representations and warranties of such Designated Subsidiary contained in its Designation Agreement are correct in all material respects on and as of the date of such Competitive Bid Borrowing, before and after giving effect to such Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(b)after giving effect to the application of the proceeds of all Borrowings on such date (together with any other resources of the Borrower applied together therewith), no event has occurred and is continuing, or would result from such Competitive Bid Borrowing that constitutes a Default or Event of Default.
ARTICLE IV
Representations and Warranties
SECTION 4. 01 Representations and Warranties of Kraft Foods Group. Kraft Foods Group represents and warrants as to itself and its Subsidiaries as follows:
(a)Kraft Foods Group is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.
(b)The execution, delivery and performance of this Agreement and the Notes to be delivered by it are within the corporate powers of Kraft Foods Group, have been duly authorized by all necessary corporate action on the part of Kraft Foods Group, and do not contravene (i) the charter or by-laws of Kraft Foods Group, or (ii) in any material respect, any law, rule, regulation or order of any court or governmental agency or any contractual restriction binding on or affecting Kraft Foods Group.
(c)No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by Kraft Foods Group of this Agreement or the Notes to be delivered by it.
(d)This Agreement is, and each of the Notes to be delivered by Kraft Foods Group when delivered hereunder will be, a legal, valid and binding obligation of Kraft Foods Group, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
(e)As reported in Kraft Foods Group’s Annual Report on Form 10-K for the year ended December 28, 2013, the consolidated balance sheets of Kraft Foods Group and its Subsidiaries as of December 28, 2013, and the consolidated statements of earnings of Kraft Foods Group and its Subsidiaries for the year then ended fairly present, in all material respects, the consolidated financial position of Kraft Foods Group and its Subsidiaries as at such date and the consolidated results of the operations of Kraft Foods Group and its Subsidiaries for the year ended on such date, all in accordance with accounting principles generally accepted in the United States. Except as disclosed in Kraft Foods Group’s Annual Report on Form 10-K for the year ended December 28, 2013, or in any Current Report on Form 8-K or Quarterly Report on Form 10-Q filed subsequent to December 28, 2013, but prior to May 29, 2014, since December 28, 2013, (i) there has been no material adverse change in such position or operations and (ii) there has been no material adverse change in such position or operations of Kraft Foods Group and its Subsidiaries taken as a whole.
(f)There is no pending or threatened action or proceeding affecting Kraft Foods Group or any of its Subsidiaries before any court, governmental agency or arbitrator (a “Proceeding”) (i) that purports to affect the legality, validity or enforceability of this Agreement or (ii) except for Proceedings disclosed in Kraft Foods Group’s Annual Report on Form 10-K for the year ended December 28, 2013, or in any Current Report on Form 8-K or Quarterly Report on Form 10-Q filed subsequent to December 28, 2013, but prior to May 29, 2014, or, with respect to Proceedings commenced after the date of the most recent such document but prior to May 29, 2014, a certificate delivered to the Lenders, that may materially adversely affect the financial position or results of operations of Kraft Foods Group and its Subsidiaries taken as a whole.

(g)Kraft Foods Group owns directly or indirectly 100% of the capital stock of each other Borrower.
(h)None of the proceeds of any Advance or any Letter of Credit will be used, directly or indirectly, for any purpose that would result in a violation of Regulation U.
(i)Kraft Foods Group has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by Kraft Foods Group and each of its Subsidiaries and their respective directors, officers, employees and agents (acting in their capacity as such) with FCPA and other applicable Anti-Corruption Laws and applicable Sanctions.  None of (i) Kraft Foods Group or any of its Subsidiaries or (ii) to the knowledge of Kraft Foods Group, any director, officer, employee or agent of Kraft Foods Group or its Subsidiaries, is a Sanctioned Person.
ARTICLE V
Covenants
SECTION 5.01 Affirmative Covenants. Commencing on the Effective Date and for long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, Kraft Foods Group will:
(a)Compliance with Laws, Etc. Comply, and cause each Major Subsidiary to comply, in all material respects, with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, complying with ERISA and paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith), noncompliance with which would materially adversely affect the financial condition or operations of Kraft Foods Group and its Subsidiaries taken as a whole.
(b)Maintenance of Total Shareholders’ Equity. Maintain Total Shareholders’ Equity of not less than the Minimum Shareholders’ Equity.
(c)Reporting Requirements. Furnish to the Lenders:
(i)as soon as available and in any event within 5 days after the due date for Kraft Foods Group to have filed its Quarterly Report on Form 10-Q with the Commission for the first three quarters of each fiscal year, an unaudited interim condensed consolidated balance sheet of Kraft Foods Group and its Subsidiaries as of the end of such quarter and unaudited interim condensed consolidated statements of earnings of Kraft Foods Group and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of Kraft Foods Group;
(ii)as soon as available and in any event within 15 days after the due date for Kraft Foods Group to have filed its Annual Report on Form 10-K with the Commission for each fiscal year, a copy of the consolidated financial statements for such year for Kraft Foods Group and its Subsidiaries, audited by PricewaterhouseCoopers LLP (or other independent auditors which, as of the date of this Agreement, are one of the “big four” accounting firms);
(iii)all reports which Kraft Foods Group sends to any of its shareholders, and copies of all reports on Form 8-K (or any successor forms adopted by the Commission) which Kraft Foods Group files with the Commission;
(iv)as soon as possible and in any event within five days after the occurrence of each Event of Default and each event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, continuing on the date of such statement, a statement of the chief financial officer or treasurer of Kraft Foods Group setting forth details of such Event of Default or event and the action which Kraft Foods Group has taken and proposes to take with respect thereto; and
(v)such other information respecting the condition or operations, financial or otherwise, of Kraft Foods Group or any Major Subsidiary as any Lender through the Administrative Agent may from time to time reasonably request.
In lieu of furnishing the Lenders the items referred to in clauses (i), (ii) and (iii) above, Kraft Foods Group may make such items available on the Internet at sec.gov or another website identified by Kraft Foods Group to the Administrative Agent (which website includes an option to subscribe to a free service alerting subscribers by e-mail of new Commission filings) or any successor or replacement website thereof, or by similar electronic means.
(d)Ranking. Each Advance made to Kraft Foods Group and each Guaranty by Kraft Foods Group of an Advance made to another Borrower hereunder shall at all times constitute senior Debt of Kraft Foods Group ranking equally in right of payment with all existing and future senior Debt of Kraft Foods Group and senior in right of payment to all existing and future subordinated Debt of Kraft Foods Group.
(e)Anti-Corruption Laws and Sanctions. Kraft Foods Group will maintain in effect policies and procedures reasonably designed to ensure that no Borrowing will be made, and no proceeds of any Borrowing or Letter of Credit will be used, (i) for the purpose of funding payments to any officer or employee of a Governmental Authority or of a Person controlled by a Governmental Authority, to any Person acting in an official capacity for or on behalf of any Governmental Authority or Person controlled by a Governmental Authority, or to any political party, official of a political party, or candidate for political office, in each case in violation of the FCPA, (ii) for the purpose of funding payments in violation of other applicable Anti-Corruption Laws, (iii) for the purpose of financing the activities of any Sanctioned Person in violation of applicable Anti-Corruption Laws or Sanctions or (iv) in any manner that would result in the violation of applicable Sanctions by any party hereto.
SECTION 5.02 Negative Covenants. Commencing on the Effective Date and for so long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, Kraft Foods Group will not:
(a)Liens, Etc. Create or suffer to exist, or permit any Major Subsidiary to create or suffer to exist, any lien, security interest or other charge or encumbrance (other than operating leases and licensed intellectual property), or any other type of preferential arrangement (“Liens”), upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any Major Subsidiary to assign, any right to receive income, in each case to secure or provide for the payment of any Debt of any Person, other than:
(i)Liens upon or in property acquired or held by it or any Major Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property;
(ii)Liens existing on property at the time of its acquisition (other than any such lien or security interest created in contemplation of such acquisition);
(iii)Liens existing on the date hereof securing Debt;
(iv)Liens on property financed through the issuance of industrial revenue bonds in favor of the holders of such bonds or any agent or trustee therefor;
(v)Liens existing on property of any Person acquired by Kraft Foods Group or any Major Subsidiary;

(vi)Liens securing Debt in an aggregate amount not in excess of 15% of Consolidated Tangible Assets;
(vii)Liens upon or with respect to Margin Stock;
(viii)Liens in favor of Kraft Foods Group or any Major Subsidiary;
(ix)precautionary Liens provided by Kraft Foods Group or any Major Subsidiary in connection with the sale, assignment, transfer or other disposition of assets by Kraft Foods Group or such Major Subsidiary which transaction is determined by the Board of Directors of Kraft Foods Group or such Major Subsidiary to constitute a “sale” under accounting principles generally accepted in the United States;
(x)Liens secured in the favor of a U.S. federal, state or municipal governmental entity entered into for the purposes of reducing certain tax liabilities of Kraft Foods Group or its Subsidiaries, provided that Kraft Foods Group or such Subsidiary may upon not more than 120 days’ notice obtain title from such governmental entity to such property free and clear of any Liens (other than Liens permitted by this Section 5.02(a)) by paying a nominal fee or the amount of any taxes (or any portion thereof) that would have otherwise been due and payable had such transaction not been terminated, by canceling issued bonds, if any, or otherwise terminating or unwinding such transaction;
(xi)Liens for taxes, fees, assessments or other governmental charges, levies or claims not yet due or which are not delinquent beyond any period of grace or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(xii)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s, supplier’s or other like Liens arising in the ordinary course of business
(xiii)pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
(xiv)deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory or regulatory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(xv)easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(xvi)Liens securing judgments for the payment of money not constituting an Event of Default under Section 6.01(f);
(xvii)Liens arising by virtue of any contractual, statutory or common law provision relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts, other funds maintained with a creditor depository institution, or investment or securities accounts; provided that (A) such account is not a dedicated cash collateral account and is not subject to restrictions against access by Kraft Foods Group or the relevant Major Subsidiary in excess of those set forth by the regulations promulgated by the Board, and (B) such account is not intended by Kraft Food Group or the applicable Major Subsidiary to provide collateral to the depository institution with respect to otherwise unrelated obligations of Kraft Foods Group or any such Major Subsidiary to such depository institution;
(xviii)Liens arising under repurchase agreements, reverse repurchase agreements, securities lending and borrowing agreements and similar transactions;
(xix)Liens arising from leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which (A) would not reasonably be expected to materially adversely affect the financial position or results of operations of Kraft Foods Group and its Subsidiaries taken as a whole and (B) do not secure any Debt;
(xx)Liens solely on deposits, advances, contractual payments, including implementation allowances or escrows to or with landlords, customers or clients or in connection with insurance arrangement in the ordinary course of business; and
(xxi)any extension, renewal or replacement of the foregoing, provided that (A) such Lien does not extend to any additional assets (other than a substitution of like assets), and (B) the amount of Debt secured by any such Lien is not increased.
(b)Mergers, Etc. Consolidate with or merge into, or convey or transfer, or permit one or more of its Subsidiaries to convey or transfer, the properties and assets of Kraft Foods Group and its Subsidiaries substantially as an entirety to, any Person unless, immediately before and after giving effect thereto, no Default or Event of Default would exist and, in the case of any merger or consolidation to which Kraft Foods Group is a party, the surviving corporation is organized and existing under the laws of the United States of America or any State thereof or the District of Columbia and assumes all of Kraft Foods Group’s obligations under this Agreement (including without limitation the covenants set forth in Article V) by the execution and delivery of an instrument in form and substance reasonably satisfactory to the Required Lenders.
ARTICLE VI
Events of Default
SECTION 6.01 Events of Default. Each of the following events (each an “Event of Default”) shall constitute an Event of Default:
(a)Any Borrower shall fail to pay any principal of any Advance or any reimbursement for Letter of Credit Disbursements when the same becomes due and payable; or any Borrower shall fail to pay interest on any Advance, or Kraft Foods Group shall fail to pay any fees payable under Section 2.09, within ten days after the same becomes due and payable (or after notice from the Administrative Agent in the case of fees referred to in Section 2.09(b)); or
(b)Any representation or warranty made or deemed to have been made by any Borrower herein or by any Borrower (or any of their respective officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed to have been made; or
(c)Any Borrower shall fail to perform or observe (i) any term, covenant or agreement contained in Section 5.01(b) or 5.02(b) hereof, (ii) any term, covenant or agreement contained in Section 5.02(a) hereof, if such failure shall remain unremedied for 15 days after written notice thereof shall have been given to Kraft Foods Group by the Administrative Agent or any Lender or (iii) any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to Kraft Foods Group by the Administrative Agent or any Lender; or

(d)Any Borrower or any Major Subsidiary shall fail to pay any principal of or premium or interest on any Debt which is outstanding in a principal amount of at least $200,000,000 in the aggregate (but excluding Debt arising under this Agreement) of such Borrower or such Major Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt unless adequate provision for any such payment has been made in form and substance satisfactory to the Required Lenders; or any Debt of any Borrower or any Major Subsidiary which is outstanding in a principal amount of at least $200,000,000 in the aggregate (but excluding Debt arising under this Agreement) shall be declared to be due and payable, or required to be prepaid (other than by a scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof as a result of a breach by such Borrower or such Major Subsidiary (as the case may be) of the agreement or instrument relating to such Debt unless adequate provision for the payment of such Debt has been made in form and substance satisfactory to the Required Lenders; or
(e)Any Borrower or any Major Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Borrower or any Major Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any of its property constituting a substantial part of the property of Kraft Foods Group and its Subsidiaries taken as a whole shall occur; or any Borrower or any Major Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or
(f)Any judgment or order for the payment of money in excess of $200,000,000 shall be rendered against any Borrower or any Major Subsidiary and there shall be any period of 60 consecutive days during which a stay of enforcement of such unsatisfied judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(g)Any Borrower or any ERISA Affiliate shall incur, or shall be reasonably likely to incur, liability in excess of $500,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of any Borrower or any ERISA Affiliate from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan, in each case that would, individually or in the aggregate, materially adversely affect the financial condition or operations of Kraft Foods Group and its Subsidiaries taken as a whole; provided, however, that no Default or Event of Default under this Section 6.01(g) shall be deemed to have occurred if such Borrower or any ERISA Affiliate shall have made arrangements satisfactory to the PBGC or the Required Lenders to discharge or otherwise satisfy such liability (including the posting of a bond or other security); or
(h)So long as any Subsidiary of Kraft Foods Group is a Designated Subsidiary, the Guaranty provided by Kraft Foods Group under Article VIII hereof in respect of such Designated Subsidiary shall for any reason cease (other than in accordance with the provisions of Article VIII) to be valid and binding on Kraft Foods Group, or Kraft Foods Group shall so state in writing; or
SECTION 6.02 Lenders’ Rights upon Event of Default. If an Event of Default occurs and is continuing, then the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, by notice to Kraft Foods Group:

(a)declare the obligation of each Lender to make further Advances to be terminated, whereupon the same shall forthwith terminate,
(b)declare all the Advances then outstanding, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances then outstanding, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Federal Bankruptcy Code or any equivalent bankruptcy or insolvency laws of any state or foreign jurisdiction, (i) the obligation of each Lender to make Advances shall automatically be terminated and (ii) the Advances then outstanding, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers, and
(c)exercise their rights and remedies under Section 2.21(h)(i),
ARTICLE VII
The Administrative Agent
SECTION 7.01 Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by any Borrower as required by the terms of this Agreement or at the request such Borrower, and any notice provided pursuant to Section 5.01(c)(iv). Notwithstanding any provision to the contrary contained elsewhere herein, no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
SECTION 7.02 Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent:
(a)may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07;
(b)may consult with legal counsel (including counsel for any Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;

(c)makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement by any Borrower;
(d)shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Borrower or to inspect the property (including the books and records) of any Borrower;
(e)shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and
(f)shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, telex, registered mail or, for the purposes of Section 2.02(a) or 2.07(b), email) believed by it to be genuine and signed or sent by the proper party or parties.
SECTION 7.03 The Administrative Agent and Affiliates. With respect to its Commitment and the Advances made by it and any Letter of Credit issued by it, the Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender”, “Lenders”, “Issuing Bank” and “Issuing Banks” shall, unless otherwise expressly indicated, include the Administrative Agent in its individual capacity. The Administrative Agent and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with any Borrower, any of their respective Subsidiaries and any Person who may do business with or own securities of Kraft Foods Group, any Borrower or any such Subsidiary, all as if the Administrative Agent were not the Administrative Agent and without any duty to account therefor to the Lenders.
SECTION 7.04 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Administrative Agent, the Paying Agent, any Syndication Agent, any Documentation Agent, any Joint Bookrunner or Joint Lead Arranger, or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Administrative Agent, the Paying Agent, any Syndication Agent, any Documentation Agent, any Joint Bookrunner or Joint Lead Arranger, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
SECTION 7.05 Indemnification. The Lenders agree to indemnify the Administrative Agent and each Issuing Bank (to the extent not reimbursed by the Borrowers), ratably according to the respective principal amounts of the Pro Rata Advances or Letter of Credit Disbursements then owing to each of them (or if no Pro Rata Advances or Letter of Credit Disbursements are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent or such Issuing Bank in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent or such Issuing Bank under this Agreement, in each case, to the extent relating to the Administrative Agent or such Issuing Bank in its capacity as such (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Administrative Agent’s or such Issuing Bank’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent and each Issuing Bank promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent or such Issuing Bank in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the

Administrative Agent or such Issuing Bank is not reimbursed for such expenses by Kraft Foods Group or the other Borrowers. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, any Issuing Bank, any Lender or a third party.
SECTION 7.06 Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and Kraft Foods Group and may be removed at any time with or without cause by the Required Lenders. Upon the resignation or removal of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent (with the consent of Kraft Foods Group so long as no Event of Default shall have occurred and be continuing). If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may (with the consent of Kraft Foods Group so long as no Event of Default shall have occurred and be continuing), on behalf of the Lenders, appoint a successor Administrative Agent, which shall be (a) a Lender and (b) a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement; provided that should the Administrative Agent for any reason not appoint a successor Administrative Agent, which it is under no obligation to do, then the rights, powers, discretion, privileges and duties referred to in this Section 7.06 shall be vested in the Required Lenders until a successor Administrative Agent has been appointed. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.
SECTION 7.07 Administrative Agents, Syndication Agents, Documentation Agents, Joint Bookrunners and Joint Lead Arrangers. (i) JPMorgan Chase Bank, N.A. and Barclays Bank PLC have been designated as Administrative Agents, (ii) Citibank, N.A. and The Royal Bank of Scotland plc have been designated as Syndication Agents, (iii) Bank Of America, N.A., Credit Suisse AG, Cayman Islands Branch, Deutsche Bank Securities Inc., Goldman Sachs Bank USA, HSBC Bank USA, National Association, Morgan Stanley Bank, N.A., Royal Bank Of Canada, and Wells Fargo Bank, National Association have been designated as Documentation Agents and (iv) J.P. Morgan Securities LLC, Barclays Bank PLC, Citigroup Global Markets Inc. and RBS Securities Inc. have been designated as Joint Lead Arrangers and Joint Bookrunners under this Agreement, but the use of the aforementioned titles does not impose on any of them any duties or obligations greater than those of any other Lender.
SECTION 7.08 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting or expanding the provisions of Section 2.15(a) or (c), each Lender shall, and does hereby, indemnify the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any Note against any amount due the Administrative Agent under this Section 7.08. The agreements in this Section 7.08 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Agreement and the repayment, satisfaction or discharge of all other Obligations.
ARTICLE VIII
Guaranty
SECTION 8. 01 Guaranty. Kraft Foods Group hereby unconditionally and irrevocably guarantees (the undertaking of Kraft Foods Group contained in this Article VIII being the “Guaranty”) the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of each Designated Subsidiary now or hereafter existing under this Agreement, whether for principal, interest, fees, expenses or otherwise (such obligations being the “Designated Subsidiary Obligations”), and any and all expenses (including counsel fees and expenses) incurred by the Administrative Agent or the Lenders in enforcing any rights under the Guaranty. This Guaranty is a guaranty of payment and not of collection.
SECTION 8. 02 Guaranty Absolute. Kraft Foods Group guarantees that the Designated Subsidiary Obligations will be paid strictly in accordance with the terms of this Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or the Lenders with respect thereto. The liability of Kraft Foods Group under the Guaranty shall be absolute and unconditional irrespective of:
(a)any lack of validity, enforceability or genuineness of any provision of this Agreement or any other agreement or instrument relating thereto;
(b)any change in the time, manner or place of payment of, or in any other term of, all or any of the Designated Subsidiary Obligations, or any other amendment or waiver of or any consent to departure from this Agreement;
(c)any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Designated Subsidiary Obligations;
(d)any law or regulation of any jurisdiction or any other event affecting any term of a Designated Subsidiary Obligation; or
(e)any other circumstance which might otherwise constitute a defense available to, or a discharge of, Kraft Foods Group or any other Borrower.
The Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Designated Subsidiary Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of a Designated Subsidiary or otherwise, all as though such payment had not been made.
SECTION 8.03 Waivers.
(a)Kraft Foods Group hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Designated Subsidiary Obligations and this Guaranty and any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against a Designated Subsidiary or any other Person or any collateral.
(b)Kraft Foods Group hereby irrevocably waives any claims or other rights that it may now or hereafter acquire against any Designated Subsidiary that arise from the existence, payment, performance or enforcement of the obligations of Kraft Foods Group, under the Guaranty or this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any Lender against such Designated Subsidiary or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from such Designated Subsidiary, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. If any amount shall be paid to Kraft Foods Group in violation of the preceding sentence at any time prior to the later of the cash payment in full of the Designated Subsidiary Obligations and all other amounts payable under the Guaranty and the Termination Date, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent to be credited and applied to the Designated Subsidiary Obligations and all other amounts payable under the Guaranty, whether matured or unmatured, in accordance with the terms of this Agreement and the Guaranty, or to be held as collateral for any Designated Subsidiary Obligations or other amounts payable under the Guaranty thereafter arising. Kraft Foods Group acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and the Guaranty and that the waiver set forth in this Section 8.03(b) is knowingly made in contemplation of such benefits.
SECTION 8.04 Continuing Guaranty. The Guaranty is a continuing guaranty and shall (i) remain in full force and effect until payment in full of the Designated Subsidiary Obligations (including any and all Designated Subsidiary Obligations which remain outstanding after the Termination Date) and all other amounts payable under the Guaranty, (ii) be binding upon each of Kraft Foods Group and its successors and assigns, and (iii) inure to the benefit of and be enforceable by the Lenders, the Administrative Agent and their respective successors, transferees and assigns.
ARTICLE IX
Miscellaneous
SECTION 9.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and Kraft Foods Group, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders (including Defaulting Lenders) affected thereby and Kraft Foods Group, do any of the following: (a) waive any of the conditions specified in Sections 3.01 or 3.02 (it being understood and agreed that any waiver or amendment of a representation, warranty, covenant, Default or Event of Default shall not constitute a waiver of any condition specified in Sections 3.01 or 3.02 unless the amendment or waiver so provides), (b) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or the amount or rate of interest on, the Pro Rata Advances, any Letter of Credit Disbursement or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Pro Rata Advances or the required date of reimbursement of any Letter of Credit Disbursement, or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Pro Rata Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder (it being understood that, solely with the consent of the parties prescribed by Section 2.18 to be parties to an Increase Amendment, Incremental Term Loans may be included in the determination of Required Lenders based on the amounts thereof outstanding), (f) release Kraft Foods Group from any of its obligations under Article VIII, (g) change Section 2.16 in a manner that would alter the pro rata sharing of payments required thereby (other than to extend the Termination Date applicable to the Advances and Commitments of consenting Lenders and to compensate such Lenders for consenting to such extension; provided that (i) no amendment permitted by this parenthetical shall reduce the amount of or defer any payment of principal, interest or fees to non-extending Lenders or otherwise adversely affect the rights of non-extending Lenders under this Agreement and (ii) the opportunity to agree to such extension and receive such compensation shall be offered on equal terms to all the Lenders), or (h) amend this Section 9.01; provided further that no waiver of the conditions specified in Section 3.04 in connection with any Competitive Bid Borrowing shall be effective unless consented to by all Lenders making Competitive Bid Advances as part of such Competitive Bid Borrowing; and provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement, (y) no amendment, waiver or consent shall, unless in writing and signed by the applicable Issuing Bank in addition to the Lenders required above to take such action, affect the rights or duties of such Issuing Bank under this Agreement, and (z) this Agreement may be amended with the written consent of the Administrative Agent, Kraft Foods Group and the Augmenting Lenders pursuant to Section 2.18.
SECTION 9.02 Notices, Etc.
(a)Addresses. All notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed, telecopied, or delivered (or in the case of any Notice of Borrowing or Notice of Competitive Bid Borrowing, emailed), as follows:
if to Kraft Foods Group or any other Borrower:
c/o Kraft Foods Group, Inc.
Three Lakes Drive
Northfield, Illinois 60093
Attention: Treasurer
Fax number: (847) 646-7612;
with a copy to:
c/o Kraft Foods Group, Inc.
Three Lakes Drive
Northfield, Illinois 60093
Attention: Vice President and Corporate Secretary
Fax number: (847) 646-2753;
if to any Initial Lender or Initial Issuing Bank, at its Domestic Lending Office specified opposite its name on Schedule II hereto;
if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender;
if to the Administrative Agent :
c/o JPMorgan Chase Bank, N.A.
383 Madison Avenue
24th Floor
New York, NY 10179
Attention: Tong Yung
Email: tony.yung@jpmorgan.com
Fax number: (212) 270-6637
with a copy to:
JPMorgan Loan Services
1111 Fannin Street
10th Floor
Houston, Texas 77002
Attention: Lisa A. McCants
Email: lisa.a.mccants@jpmorgan.com
Fax number: 713-750-2956;

or, as to any Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to Kraft Foods Group and the Administrative Agent.
(b)Effectiveness of Notices. All such notices and communications shall, when mailed, telecopied or emailed, be effective when deposited in the mail, telecopied or emailed, respectively, except that notices and communications to the Administrative Agent, pursuant to Article II, III or VII shall not be effective until received by the Administrative Agent, or if the date of receipt is not a Business Day, as of 9:00 a.m. (New York City time) on the next succeeding Business Day. Delivery by telecopier or email of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.
SECTION 9.03 No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
SECTION 9.04 Costs and Expenses.
(a)Administrative Agent; Enforcement. Kraft Foods Group agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery, administration (excluding any cost or expenses for administration related to the overhead of the Administrative Agent), modification and amendment of this Agreement and the documents to be delivered hereunder, including, without limitation, the reasonable and documented fees and out-of-pocket expenses of a single counsel for the Administrative Agent and the Joint Bookrunners with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement (which, insofar as such costs and expenses relate to the preparation, execution and delivery of this Agreement and the closing hereunder, shall be limited to the reasonable and documented fees and expenses of Cahill, Gordon & Reindel LLP), and all costs and expenses of the Lenders and the Administrative Agent, if any (including, without limitation, reasonable fees and expenses of the Lenders and the Administrative Agent for one primary counsel and one local counsel in each relevant jurisdiction), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder.
(b)Prepayment of LIBO Rate Advances or Floating Rate Bid Advances. If any payment of principal of LIBO Rate Advance or Floating Rate Bid Advance is made other than on the last day of the Interest Period for such Advance or at its maturity, as a result of a payment pursuant to Section 2.11, acceleration of the maturity of the Advances pursuant to Section 6.02, an assignment made as a result of a demand by Kraft Foods Group pursuant to Section 9.07(a) or for any other reason, Kraft Foods Group shall, upon demand by any Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. Without prejudice to the survival of any other agreement of any Borrower or Kraft Foods Group hereunder, the agreements and obligations of each Borrower and Kraft Foods Group contained in Section 2.02(c), 2.05, 2.12, 2.15, this Section 9.04(b) and Section 9.04(c) shall survive the payment in full of principal and interest hereunder.
(c)Indemnification. Each Borrower jointly and severally agrees to indemnify and hold harmless each Agent, each Joint Lead Arranger, each Issuing Bank and each Lender and each of their respective affiliates, control persons, directors, officers, employees, attorneys and agents (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) which may be incurred by or asserted against any Indemnified Party, in each case in connection with or arising out of, or in connection with the preparation for or defense of, any investigation, litigation, or proceeding (i) related to this Agreement or any of the other documents delivered hereunder, the Advances or any transaction or proposed transaction (whether or not consummated) in which any proceeds of any Borrowing are applied or proposed to be applied, directly or indirectly, by any Borrower, whether or not such Indemnified Party is a party to such transaction, or (ii) related to any Borrower’s consummation of any transaction or proposed transaction contemplated hereby (whether or not consummated) or entering into this Agreement, or to any actions or omissions of any Borrower, any of their respective Subsidiaries or affiliates or any of its or their respective officers, directors, employees or agents in connection therewith, in each case whether or not an Indemnified Party is a party thereto and whether or not such investigation, litigation or proceeding is brought by any Borrower or any other Person; provided, however, that no Borrower shall be required to indemnify an Indemnified Party from or against any portion of such claims, damages, losses, liabilities or expenses that is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Party, (ii) a dispute among the Lenders not arising from an Event of Default (other than a dispute involving a claim against an Indemnified Party for its acts or omissions in its capacity as an arranger, bookrunner, agent or similar role in respect of the credit facility evidenced by this Agreement, except, with respect to this clause (ii), to the extent such acts or omissions are determined by a court of competent jurisdiction by final and non-appealable judgment to have constituted the gross negligence, bad faith or willful misconduct of such Indemnified Party in such capacity) or (iii) such Indemnified Party’s material breach of this Agreement.
SECTION 9.05 Right of Set-Off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.02 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.02, each Lender is hereby authorized at any time and from time to time after providing written notice to the Administrative Agent of its intention to do so, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or any of its affiliates to or for the credit or the account of Kraft Foods Group or any other Borrower against any and all of the obligations of any Borrower or Kraft Foods Group now or hereafter existing under this Agreement, whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender shall promptly notify the appropriate Borrower and Administrative Agent after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its affiliates under this Section 9.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its affiliates may have.
SECTION 9.06 Binding Effect. This Agreement shall be binding upon and inure to the benefit of each of the Borrowers, the Administrative Agent and each Lender and their respective successors and assigns, except that, other than in accordance with Section 5.02(b), no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of each of the Lenders.
SECTION 9.07 Assignments and Participations.
(a)Assignment of Lender Obligations. Each Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Pro Rata Advances owing to it), subject to the following:
(i)each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement (other than, except in the case of an assignment made pursuant to Section 9.07(h), any Competitive Bid Advances owing to such Lender or any Competitive Bid Notes held by it);

(ii)the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event, other than with respect to assignments to other Lenders, or affiliates of Lenders or an assignment of the entire remaining amount, be less than $10,000,000, subject in each case to reduction at the sole discretion of Kraft Foods Group, and shall be an integral multiple of $1,000,000;
(iii)each such assignment shall be to an Eligible Assignee;
(iv)each such assignment shall require the prior written consent of (x) the Administrative Agent, (y) each Issuing Bank, and (z) unless an Event of Default under Sections 6.01(a) or (e) has occurred and is continuing, Kraft Foods Group (such consents not to be unreasonably withheld or delayed and such consents by Kraft Foods Group shall be deemed given if no objection is received by the assigning Lender and the Administrative Agent from Kraft Foods Group within ten (10) Business Days after notice of such proposed assignment has been delivered to Kraft Foods Group); provided, that no consent of the Administrative Agent or Kraft Foods Group shall be required for an assignment to another Lender or an affiliate of a Lender; and
(v)the parties to each such assignment shall execute and deliver to the Administrative Agent for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (unless such assignment is made to an affiliate of the transferring Lender) provided, that, if such assignment is made pursuant to Section 9.07(h), Kraft Foods Group shall pay or cause to be paid such $3,500 fee.
Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than those provided under Section 9.04 and, with respect to the period during which it is a Lender, Sections 2.12 and 2.15) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto), other than Section 9.12.
(b)Assignment and Acceptance. By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee represents that (A) the source of any funds it is using to acquire the assigning Lender’s interest or to make any Advance is not and will not be plan assets as defined under the regulations of the Department of Labor of any Plan subject to Title I of ERISA or Section 4975 of the Internal Revenue Code or (B) the assignment or Advance is not and will not be a non-exempt prohibited transaction as defined in Section 406 of ERISA; (vii) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (viii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.
(c)Agent’s Acceptance. Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Pro Rata Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to Kraft Foods Group.
(d)Register. The Administrative Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(e)Sale of Participation. Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it), subject to the following:
(i)such Lender’s obligations under this Agreement (including, without limitation, its Commitment to Kraft Foods Group hereunder) shall remain unchanged,
(ii)such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,
(iii)Kraft Foods Group, the other Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement,
(iv)each participant shall be entitled to the benefits of Sections 2.12 and 2.15 (subject to the limitations and requirements of those Sections, including the requirements to provide forms and/or certificates pursuant to Section 2.15(e), (f) or (g)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (e) of this Section,
(v)no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by any Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, and
(vi)a participant shall not be entitled to receive any greater payment under Sections 2.12 and 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Kraft Foods Group’s or the relevant Borrower’s prior written consent (not to be unreasonably withheld or delayed).
Each Lender that sells a participation shall maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Advances, Letters of Credit or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Without limiting or expanding any Lender’s obligations under Section 2.15(e), no Lender shall have any obligation to disclose all or any portion of a Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other Obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other Obligation is in registered form under Section 5f.103(c) of the United States Treasury Regulations or, if different, under Sections 871(h) or 881(c) of the Code.
(f)Disclosure of Information. Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to any Borrower furnished to such Lender by or on behalf of any Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to any Borrower or any of their respective Subsidiaries received by it from such Lender.
(g)Security Interest. Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank or central bank performing similar functions in accordance with applicable law.
(h)Replacement of Lenders. In the event that (i) any Lender shall have delivered a notice pursuant to Section 2.13, (ii) any Borrower shall be required to make additional payments to or for the account of any Lender under Section 2.12 or 2.15, (iii) any Lender (a “Non-Consenting Lender”) shall withhold its consent to any amendment that requires the consent of all the Lenders and that has been consented to by the Required Lenders, (iv) any Lender shall become a Defaulting Lender or (v) Kraft Foods Group shall have identified existing Lenders or New Lenders to assume the Commitments of any Non-Extending Lender in accordance with Section 2.10(b), Kraft Foods Group shall have the right, at its own expense, upon notice to such Lender and the Administrative Agent, (A) except in the case of clause (v), to terminate the Commitment of such Lender or (B) to require such Lender to transfer and assign at par and without recourse (in accordance with and subject to the restrictions contained in Section 9.07) all its interests, rights and obligations under this Agreement to one or more other financial institutions acceptable to Kraft Foods Group and approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) (and, if a Commitment is being assigned, each Issuing Bank), which shall assume such obligations; provided, that (x) in the case of any replacement of a Non-Consenting Lender, each assignee shall have consented to the relevant amendment, (y) no such termination or assignment shall conflict with any law or any rule, regulation or order of any Governmental Authority and (z) the Borrowers or the assignee (or assignees), as the case may be, shall pay to each affected Lender in immediately available funds on the date of such termination or assignment the principal of and interest accrued to the date of payment on the Advances and funded participations in Letter of Credit Disbursements made by it hereunder and all other amounts accrued for its account or owed to it hereunder. Kraft Foods Group will not have the right to terminate the commitment of any Lender, or to require any Lender to assign its rights and interests hereunder, if, prior to such termination or assignment, as a result of a waiver by such Lender or otherwise, the circumstances entitling Kraft Foods Group to require such termination or assignment cease to apply. Each Lender agrees that, if Kraft Foods Group elects to replace such Lender in accordance with this Section 9.07, it shall promptly execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence the assignment and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Advances) subject to such Assignment and Acceptance; provided that the failure of any such Lender to execute an Assignment and Acceptance shall not render such assignment invalid and such assignment shall be recorded in the Register.
SECTION 9.08 Designated Subsidiaries.
(a)Designation. Kraft Foods Group may at any time, and from time to time after the Effective Date, by delivery to the Administrative Agent of a Designation Agreement duly executed by Kraft Foods Group and the respective Subsidiary and substantially in the form of Exhibit D hereto, designate such Subsidiary as a

“Designated Subsidiary” for purposes of this Agreement and such Subsidiary shall thereupon become a “Designated Subsidiary” for purposes of this Agreement and, as such, shall have all of the rights and obligations of a Borrower hereunder. The Administrative Agent shall promptly notify each Lender of each such designation by Kraft Foods Group and the identity of the respective Subsidiary.
Notwithstanding the foregoing, no Lender shall be required to make Advances to a Designated Subsidiary in the event that the making of such Advances would or could reasonably be expected to breach, violate or otherwise be inconsistent with any internal policy (other than with respect to Designated Subsidiaries formed under the laws of any nation that is a member of the Organization for Economic Cooperation and Development as of the date hereof), law or regulation to which such Lender is, or would be upon the making of such Advance, subject. In addition, each Lender shall have the right to make any Advances to any Designated Subsidiary that is a Foreign Subsidiary of Kraft Foods Group through an affiliate or non-U.S. branch of such Lender designated by such Lender at its sole option; provided such designation and Advance does not, in and of itself, subject the Borrowers to greater costs pursuant to Section 2.12 or 2.15 than would have been payable if such Lender made such Advance directly.
(b)Termination. Upon the payment and performance in full of all of the indebtedness, liabilities and obligations under this Agreement of any Designated Subsidiary then, so long as at the time no Notice of Pro Rata Borrowing or Notice of Competitive Bid Borrowing in respect of such Designated Subsidiary is outstanding, such Subsidiary’s status as a “Designated Subsidiary” shall terminate upon notice to such effect from the Administrative Agent to the Lenders (which notice the Administrative Agent shall give promptly, upon and only upon its receipt of a request therefor from Kraft Foods Group). Thereafter, the Lenders shall be under no further obligation to make any Advance hereunder to such former Designated Subsidiary until such time as it has been redesignated a Designated Subsidiary by Kraft Foods Group pursuant to Section 9.08(a).
SECTION 9.09 Governing Law. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CHOICE OF LAW DOCTRINES.
SECTION 9.10 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or email shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 9.11 Jurisdiction, Etc.
(a)Submission to Jurisdiction; Service of Process. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the United States District Court of the Southern District of New York, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such court. Each Borrower hereby agrees that service of process in any such action or proceeding brought in any such court may be made upon the process agent appointed pursuant to Section 9.11(b) (the “Process Agent”) and each Designated Subsidiary hereby irrevocably appoints the Process Agent its authorized agent to accept such service of process, and agrees that the failure of the Process Agent to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. Each Borrower further irrevocably consents to the service of process in any such action or proceeding in any such court by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to such Borrower, as applicable, at its address specified pursuant to Section 9.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to serve legal process in any other manner permitted by law or to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

(b)Appointment of Process Agent. Kraft Foods Group agrees to appoint a Process Agent from the Effective Date through the repayment in full of all Obligations hereunder (i) to receive on behalf of each Borrower and each Designated Subsidiary and their respective property service of copies of the summons and complaint and any other process which may be served in any action or proceeding in any New York State or Federal court sitting in New York City arising out of or relating to this Agreement and (ii) to forward forthwith to each Borrower and each Designated Subsidiary at their respective addresses copies of any summons, complaint and other process which such Process Agent receives in connection with its appointment. Kraft Foods Group will give the Administrative Agent prompt notice of such Process Agent’s address.
(c)Waivers.
(i)Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York state or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(ii)To the extent permitted by applicable law, each of the Borrowers, the Issuing Banks and the Lenders shall not assert and hereby waives, any claim against any other party hereto or any of their respective affiliates, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to this Agreement or any related document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each of the parties hereto hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. For the avoidance of doubt, the waiver of claims for such damages against each Borrower shall not limit the indemnity obligations set forth in Section 9.04(c).
(iii)WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.11(C) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE ADVANCES MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

SECTION 9.12 Confidentiality. None of the Agents, the Issuing Banks nor any Lender shall disclose any confidential information relating to Kraft Foods Group or any other Borrower to any other Person without the consent of Kraft Foods Group, other than (a) to such Agent’s, Issuing Bank’s or such Lender’s affiliates and their officers, directors, employees, agents and advisors and, as contemplated by Section 9.07(f), to actual or prospective assignees and participants, and then, in each such case, only on a confidential basis; provided, however, that such actual or prospective assignee or participant shall have been made aware of this Section 9.12 and shall have agreed to be bound by its provisions as if it were a party to this Agreement, (b) as required by any law, rule or regulation or judicial process and (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking or other financial institutions.
SECTION 9.13 Integration. This Agreement and the Notes represent the agreement of Kraft Foods Group, the other Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, Kraft Foods Group, the other Borrowers or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the Notes other than the matters referred to in Sections 2.09(b) and 9.04(a), the Fee Letter and any other fee letters entered into among Kraft Foods Group and the Joint Bookrunners, if any, and except for any confidentiality agreements entered into by Lenders in connection with this Agreement or the transactions contemplated hereby.
SECTION 9.14 USA Patriot Act Notice. The Administrative Agent and each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

KRAFT FOODS GROUP, INC.
By:	/s/ Darin R. Aprati
Name:Darin R. Aprati
Title:Treasurer

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Paying Agent, Issuing Bank and Lender
By:	/s/ Tony Yung
Name:Tony Yung
Title:Executive Director

Kraft Credit Agreement Signature Page

CITIBANK, N.A., as Lender and Syndication Agent
By:	/s/ Lisa Huang
Name: Lisa Huang
Title: Vice President

Barclays Bank PLC, as Administrative Agent, Issuing Bank, and Lender
By:	/s/ Noam Azachi
Name:Noam Azachi
Title:Vice President

Kraft Credit Agreement Signature Page

CITIBANK, N.A., as Issuing Bank
By:	/s/ Lisa Huang
Name: Lisa Huang
Title: Vice President

Kraft Credit Agreement Signature Page

The Royal Bank of Scotland plc, as Lender Issuing Bank and Syndication Agent
By:	/s/ Michaela V. Galluzzo
Name: Michaela Galluzzo
Title: Authorized Signatory

Kraft Credit Agreement Signature Page

Bank of America, N.A. as Lender and Documentation Agent
By:	/s/ J. Casey Cosgrove
Name: Casey Cosgrove
Title: Director

Kraft Credit Agreement Signature Page

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Lender
By:	/s/ Vipul Dhadda
Name: Vipul Dhadda
Title Authorized Signatory

By:	/s/ Sally Reyes
Name: Sally Reyes
Title Authorized Signatory

Kraft Credit Agreement Signature Page

CREDIT SUISSE SECURITIES (USA) LLC, as Documentation Agent
BY:	/s/ Hugh Paisley
Name Hugh Paisley
Title: Managing Director

Kraft Credit Agreement Signature Page

DEUTSCHE BANK AG NEW YORK Branch, as Lender
By:	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Vice President

By:	/s/Andreas Bubenzer-Paim
Name: Andreas Bubenzer-Paim
Title: Director

Kraft Credit Agreement Signature Page

Deutsche Bank Securities INC, as a Documentation Agent
By:	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Director

By:	/s/ Andereas Bubenzer-Paim
Name: Andereas Bubenzer-Paim
Title: Director

Kraft Credit Agreement Signature Page

Goldman Sachs Bank USA, as Lender and Documentation Agent
By:	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

Kraft Credit Agreement Signature Page

HSBC Bank USA, National Association, as Lender and Documentation Agent
By:	/s/ Catherine Dong
Name: Catherine Dong
Title: Vice President

Kraft Credit Agreement Signature Page

Morgan Stanely Bank, N.A., as a Lender
By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

Kraft Credit Agreement Signature Page

Morgan Stanley Senior Funding, INC., as Documentation Agent
By:	/s/ Michael King
Name: Michael King
Title: Vice President

Kraft Credit Agreement Signature Page

Royal Bank of Canada, as Lender and Documentation Agent
By:	/s/ Simone G. Vinocour McKeever
Name: Simone G. Vinocour Mckeever
Title: Authorized Signatory

Kraft Credit Agreement Signature Page

Well Fargo Bank. National Association, as Lender and Documentation Agent
By:	/s/ Daniel R. Van Aken
Name: Daniel R. Van Aken
Title: Director

Kraft Credit Agreement Signature Page

BNP Paribas, as Lender
By:	/s/ Nader Tannous
Name: Nader Tannous
Title: Managing Director

By:	/s/ Emma Peterson
Name: Emma Peterson Title: Vice President

Kraft Credit Agreement Signature Page

Credit Agricole Corporate & Investment Bank, as Lender
By:	/s/ Blake Wright
Name: Blake Wright
Title: Managing Director

By:	/s/ James Austin
Name: James Austin
Title: Vice President

Kraft Credit Agreement Signature Page

Mizuho Bank, Ltd., as LENDER
By:	/s/ Makoto Samejima
Name: Makoto Samejima
Title: Deputy General Manager

Kraft Credit Agreement Signature Page

Santander Bank, N.A., as Lender
By:	/s/ Matthew Bartlett
Name: Matthew Bartlett
Title: Vice President

Kraft Credit Agreement Signature Page

The Bank of Tokyo-Mitsubishi UFJ, as Lender
By:	/s/ Harumi Kambara
Name: Harumi Kambara
Title: Authorized Signatory

Kraft Credit Agreement Signature Page

U.S. BANK NATIONAL ASSOCIATION as LENDER
By:	/s/ Navneet Khanna
Name: Navneet Khanna
Title: Vice President

Kraft Credit Agreement Signature Page

COBANK, ACB, as LENDER
By:	/s/ Hal Nelson
Name: Hal Nelson
Title: Vice President

Kraft Credit Agreement Signature Page

STATE STREET BANK & TRUST COMPANY, as LENDER
By:	/s/ Andrei Bourdine
Name: Andrei Bourdine
Title: Vice President

Kraft Credit Agreement Signature Page

THE NORTHERN TRUST COMPANY, as LENDER
By:	/s/ Peter J. Hallan
Name: Peter J. Hallan
Title: Vice President

Kraft Credit Agreement Signature Page